Filed Pursuant to Rule 424(b)(7)

Registration No. 333-273242

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell nor do they seek offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated September 27, 2023

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 25, 2023)

6,876,506 American Depositary Shares

Opera Limited

Representing 13,753,012 Shares

This is an offering of an aggregate of 6,876,506 American Depositary Shares, or ADSs. The selling securityholder identified in this prospectus is offering 6,876,506 ADSs. The underwriters have an option to purchase up to an aggregate of 1,031,476 additional ADSs from us, at the public offering price, less underwriting discounts and commissions, within 30 days of the date of this prospectus supplement. Each ADS represents two ordinary shares, par value $0.0001 per share, of Opera Limited. We will not receive any proceeds from the sale of ADSs by the selling securityholder.

The ADSs are listed on the Nasdaq Global Select Market under the symbol “OPRA.” On September 26, 2023, the reported last sale price for the ADSs was $14.05 per ADS.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement and those included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus to read about factors you should consider before buying the ADSs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public offering price	$	$
Underwriting discounts and commissions payable by us(1)(2)	$	$
Underwriting discounts and commissions payable by the selling securityholder(1)	$	$
Proceeds to Opera Limited (before expenses)(2)	$	$
Proceeds to the selling securityholder (before expenses)	$	$

(1)	For a description of compensation payable to the underwriters, see “Underwriting.”
(2)	Assumes exercise in full of the underwriters' option to purchase 1,031,476 additional ADSs from us.

The underwriters expect to deliver the ADSs against payment in New York, New York on or about               , 2023.

Citigroup		Goldman Sachs & Co. LLC
TD Cowen		CICC
Lake Street

Prospectus Supplement dated               , 2023

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus we file with the United States Securities and Exchange Commission, or the SEC. We and the selling securityholder have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on such different or inconsistent information. We and the selling securityholder are not, and the underwriters are not, making an offer of the ADSs in any jurisdiction where such offer is not permitted. You should not assume that the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or the selling securityholder or the underwriters to subscribe for and purchase, any of the ADSs and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which gives more general information, some of which may not be applicable to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

In this prospectus supplement and the accompanying prospectus, unless otherwise indicated or unless the context otherwise requires,

•

“active user” refers to a user, calculated based on device identification, that has accessed one of our mobile browsers, PC browsers or other applications at least once during a given period. A unique user that is active in more than one of our applications is counted as more than one active user;

•	“ADSs” refer to American depositary shares, trading on Nasdaq under the ticker symbol “OPRA”, each of which represents two ordinary shares of Opera Limited;

•	“ARPU” refers to average revenue per user;

•

“China” or “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus and any prospectus supplement, Taiwan and the special administrative regions of Hong Kong and Macau;

•	“EEA” refers to the European Economic Area consisting of the 27 countries of the European Union plus Norway, Liechtenstein and Iceland;

•	“IFRS” refers to International Financial Reporting Standards;

•	"Kunlun" refers to Kunlun Tech Co., Ltd., unless otherwise indicated;

•	“MAUs” or “monthly active users” refer to the average number of active users of any month (within a given period), calculated as of its final day using a 30-day lookback window;

•	“Nasdaq” refers to the Nasdaq Stock Market LLC;

•	“PC” means computers running versions of the operating systems Windows, Linux or macOS;

•	“principal shareholders” refer to the principal shareholders named in our 2022 Annual Report;

•	“shares” or “ordinary shares” refer to our ordinary shares, par value $0.0001 per share;

•	“SEC” refers to the United States Securities and Exchange Commission;

•	“selling securityholder” refers to the selling securityholder named in this prospectus supplement under the caption “Selling Securityholder;”

•	“South Asia” comprises the four distinct markets of India, Pakistan, Bangladesh and Sri Lanka;

•	“Southeast Asia” comprises the six distinct markets of Indonesia, Vietnam, Thailand, the Philippines, Malaysia and Myanmar;

•	“U.S. Dollars,” “$” and “dollars” refer to the legal currency of the United States; and

•

“we,” “us,” “our company,” “the Group,” “our group,” “our” or “Opera” refers to Opera Limited and its subsidiaries, an exempt company incorporated under the laws of the Cayman Islands with limited liability that is the holding company of our group.

All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary highlights selected information included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus and does not contain all the information that you should consider before making an investment decision. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” sections and the financial statements and related notes and other information incorporated by reference, before making an investment decision.

Overview of Our Business

Opera is a leading global internet brand with a large, engaged and growing base reaching 316 million average MAUs in the quarter ended June 2023. Building on over 27 years of innovation, starting with our browser products, we are increasingly leveraging our brand as well as our massive and engaged user base in order to expand our offerings and our business. Today, we offer users around the globe a range of products and services that include a variety of PC and mobile browsers, our Opera Gaming portals and development tools, our Opera News content recommendation products and our audience extension product (namely Opera Ads platform).

Opera launched one of the first PC browsers in 1996 and introduced the world’s first full web browser for mobile phones in 2002. Since then, Opera has remained an innovator in the browser space, launching features including tabbed browsing, data savings, PC/mobile sync, Web3, and numerous features focused on privacy and security, including ad blocking and a built-in VPN. Today, our browser products include our flagship products Opera for Computers, Opera for Android and Opera for iOS, as well as Opera Mini, a lightweight browser that includes data compression, and Opera GX and Opera GX mobile, which are browsers tailored for gamers. The newest addition to our browsers is a built-in browser AI service named Aria as well as Opera One, a complete refresh to our PC and Mac browsers. Through this set of specialized browsers, we create specific experiences targeting different user segments, allowing us to compete effectively in a competitive market. Our browsers had approximately 285 million average MAUs in the quarter ended June 2023.

The browser is an increasingly strategic application—often serving as an access point for content, e-commerce, gaming and fintech activities on the internet, and Opera is utilizing this strategic position to launch and scale new offerings.

Opera Gaming, our emerging video game focused division, started with Opera GX, a browser tailored for gamers. We launched our GX Browser for PCs in the second quarter of 2019 followed by a mobile version in May 2021. In early 2021, we purchased GameMaker Studio, which allows anyone to develop a video game in a low-code environment. Building on the strength of our GX browser user base and the community of developers using GameMaker Studio, in September 2021, we launched GX.games, a gaming portal which allows gamers to find and play games developed using GameMaker Studio. In the quarter ended June 2023, Opera GX reached close to 20 million MAUs and GX Mobile reached over 3.7 million MAUs.

Opera News, our AI-driven content platform enabled by big data technologies, was launched in 2017, initially as part of our browser and later as a stand-alone app, leveraging our large user base and well-known brand in order to deliver a personalized and relevant content experience at scale. To ensure access to compelling content, Opera News Hub was launched to enable local content creators to publish exclusive content on our platform, which has helped grow engagement on the service by increasing page views and time spent. Since the initial launch of Opera News, we have expanded the platform to offer customized experiences for certain particular verticals, such as football (soccer). Today, Opera News is offered in a number of customizations and under a variety of brands, most notably Apex News, which collectively make it one of the most downloaded and used global news applications. In the quarter ended June 2023, Opera News had an average of 196 million MAUs, which included 31 million MAUs from standalone news apps.

Opera Ads platform, our audience extension product, was launched in 2021 as an online marketing platform that allows our advertising partners to reach an even larger audience than the ones offered by Opera’s owned and operated apps and websites.

Since 2021, we have begun to launch Web3 and e-commerce products including a premium VPN and the Opera cashback rewards program that allows browser users to reap rewards from their online shopping.

We intend to continue to leverage our brand as well as our large and engaged user base to launch additional consumer facing products in the future.

Our Competitive Strengths

We are a user-centric and innovative software company focused on enabling the best possible internet browsing experience across all devices. We believe that the following competitive strengths enable us to compete effectively and drive rapid growth.

Innovation is in our DNA. We believe we pioneered much of the modern browsing experience and were one of the earliest AI innovators. We continue to innovate and find new ways to delight and retain our users.

Independence gives us an edge. Our independence allows us to innovate and partner with the most exciting companies. As an independent browser, we are able to offer features and enter partnerships that would be in conflict with parts of our competitors’ business models.

Loyal userbase provides scale. Our 316 million average MAUs in the quarter ended June 30, 2023 is one of the largest footprints of engaged users online.

Brand reputation powers growth. Our strong brand presence enables us to acquire a majority of our new users organically, reducing our reliance on paid user acquisition. For the quarter ended June 30, 2023, 74% of our new users came from organic traffic.

Profitable growth at scale. We have had 20% year-over-year revenue growth in each of the ten most recent quarters, while growing our Adjusted EBITDA margin.

Proven management team. Our team has been executing together on our vision since 2016 and brings a wealth of prior experience across internet and software.

Our Growth Strategies

We are uniquely positioned to address the proliferation and growth of the markets relating to the internet browsing experience.

The browser is an increasingly strategic application, often serving as an access point for content, e-commerce, gaming and fintech activities on the internet. As privacy regulations increase and tracking cookies are phased out, the value of being a browser company has increased. By prioritizing our users’ privacy, we have earned their trust and become a conduit for their online lives.

We have prioritized user base growth where we see the potential for the highest monetization opportunities. Over the past four years, we grew the number of users in the western markets by nearly 70%, which has helped us enjoy an approximately 3x growth in ARPU during that period. Today, western market users have grown to 15% of our total users.

To prioritize high value markets, we have also been developing audience-centric offerings with users in mind. We launched our Opera GX browser to provide PC gamers with a browser custom-built for their needs. Since launching in the second quarter of 2019, we have scaled this browser to reach 25 million users, which represents an estimated 6% penetration of the PC gamer segment, an end market marked by high engagement and monetization.

We have also driven ARPU growth through investments in AI, partnerships search and digital advertising platforms, and ongoing investments in our browsers. We were one of the earliest AI innovators as we integrated generative AI into our browsing experience. As users start adopting Opera’s AI assistant, Aria, we have observed promising indicators of increased time spent, enhanced engagement, and improved monetization over time.

Our Challenges

We believe that the following are some of the major risks and uncertainties that may materially affect us:

●	our ability to maintain or grow the size of our user base or the level of engagement of our users;

●	intense competition and our ability to continue to innovate and provide products and services that attract users;

●	rapid changes in technologies, user devices and infrastructure;

●	managing or expanding our business across the expansive and diverse markets that we operate in;

●	we plan to continue expanding our operations globally to markets where we have limited operating experience, which may subject us to increased business, economic and regulatory risks;

●	our ability to maintain profitability in the future;

●	a small number of business partners contribute a significant portion of our total revenues;

●	we rely on our users’ web searches within Opera browsers for a substantial portion of our revenues; and

●	our existing business and expansion strategy depend on certain key collaborative arrangements, and we may be unable to maintain or develop these relationships.

In addition, we face risks and uncertainties related to our compliance with applicable regulations and policies in our principal markets and operations.

See “Risk Factors” and other information included in this prospectus supplement for a detailed discussion of the above and other challenges and risks.

Corporate Information

Our principal executive offices are located at Vitaminveien 4, 0485 Oslo, Norway. Our telephone number at this address is +47 23 69 24 00. Our registered office in Cayman Islands is at the offices of Maples Corporate Services Limited at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 100168.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is www.opera.com. The information contained on our website is not a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Offering Price	$ per ADS.

ADSs Offered by Us	None (or 1,031,476 ADSs if the underwriters exercise their option to purchase additional ADSs in full).

ADSs Offered by the Selling Securityholder	6,876,506 ADSs.

ADSs Outstanding Immediately after This Offering	25,955,505 ADSs (or 26,986,981 ADSs if the underwriters exercise their option to purchase additional ADSs from us in full).

Ordinary Shares outstanding immediately after this offering	177,577,676 shares (88,788,838 ADSs in equivalent) (or 179,640,628 shares (89,820,314 ADSs in equivalent) if the underwriters exercise their option to purchase additional ADSs from us in full).

The ADSs

Each ADS represents two ordinary shares.

The depositary will hold the ordinary shares underlying your ADSs with its custodian and you will have rights as provided in the deposit agreement.

When we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses.

You may turn surrender your ADSs to the depositary for cancellation to withdraw ordinary shares. The depositary will charge you fees for any cancellation. We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of the accompanying prospectus. You should also read the deposit agreement, which is an exhibit to the registration statement that includes the accompanying prospectus.

Depositary	The Bank of New York Mellon.

Option to Purchase Additional ADSs	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to 1,031,476 additional ADSs from us.

Use of Proceeds

We will not receive any proceeds from the sale of ADSs by the selling securityholder. We estimate that the net proceeds from the offering made by us will be approximately $         million, if the underwriters exercise their option to purchase additional ADSs in full, based on the public offering price per ADS of $        , after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

We expect to use the net proceeds from this offering, if any, primarily for general corporate purposes.

See “Use of Proceeds.”

Lock-up

We, our directors and executive officers, and our principal shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 90 days after the date of this prospectus, subject to certain exceptions. See “Underwriting” for more information.

Nasdaq symbol	OPRA

Risk Factors

See "Risk Factors" and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement, as such factors may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission, or the SEC, for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Payment and Settlement	The ADSs are expected to be delivered through the book-entry transfer facilities of The Depository Trust Company in New York, New York, on or about , 2023.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated statements of operations data for the years ended December 31, 2020, 2021 and 2022, and summary consolidated statements of financial position data as of December 31, 2021 and 2022 have been derived from our audited financial statements incorporated by reference in this prospectus from our annual report on Form 20-F for the year ended December 31, 2022. The consolidated financial statements are prepared and presented in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, or IFRS. The consolidated statement of operations data for the six-month periods ended June 30, 2022 and 2023, and summary consolidated statement of financial position data as of June 30, 2022 and 2023 have been derived from our unaudited condensed interim consolidated financial statements included in the accompanying prospectus. The unaudited condensed interim consolidated financial statements have been prepared in accordance with International Accounting Standard 34 Interim Financial Reporting as issued by the International Accounting Standards Board.

Our historical results are not necessarily indicative of results expected for future periods. You should read this “Summary Consolidated Financial Data and Operating Data” section together with our audited consolidated financial statements and the related notes and our unaudited condensed interim consolidated financial statements and the “Item 5. Operating and Financial Review and Prospects” section included in our 2022 Annual Report.

Summary Consolidated Statement of Operations

	Year ended December 31,						Six months ended June 30,
(in thousands, except for percentages)	2020		2021		2022		2022		2023
Revenue	$165,056	100%	$250,991	100%	$331,037	100%	$149,417	100%	$181,185	100%
Other income	11,542	7%	466	0%	469	0%	242	0%	180	0%
Operating expenses:
Technology and platform fees	(3,315)	(2)%	(4,472)	(2)%	(4,104)	(1)%	(2,284)	(2)%	(1,956)	(1)%
Content cost	(4,312)	(3)%	(3,712)	(1)%	(3,834)	(1)%	(2,103)	(1)%	(1,983)	(1)%
Cost of inventory sold	(700)	(0)%	(5,507)	(2)%	(46,650)	(14)%	(15,504)	(10)%	(35,523)	(20)%
Personnel expenses including share-based remuneration	(62,103)	(38)%	(74,450)	(30)%	(74,588)	(23)%	(35,499)	(24)%	(41,423)	(23)%
Marketing and distribution expenses	(47,860)	(29)%	(120,944)	(48)%	(114,988)	(35)%	(59,424)	(40)%	(51,393)	(28)%
Credit loss expense	(1,849)	(1)%	(557)	(0)%	(1,387)	(0)%	(111)	(0)%	(2,446)	(1)%
Credit loss expense related to divested joint venture	(10,476)	(6)%	-	-	-	-	-	-	-	-
Depreciation and amortization	(20,234)	(12)%	(19,600)	(8)%	(13,939)	(4)%	(7,011)	(5)%	(6,735)	(4)%
Impairment of non-financial assets	-	-	(5,624)	(2)%	(3,194)	(1)%	-		-	-
Other expenses	(28,197)	(17)%	(22,802)	(9)%	(27,015)	(8)%	(13,933)	(9)%	(13,422)	(7)%
Total operating expenses	(179,046)	(108)%	(257,668)	(103)%	(289,699)	(88)%	(135,869)	(91)%	(154,880)	(85)%
Operating profit (loss)	(2,448)	(1)%	(6,211)	(2)%	41,808	13%	13,790	9%	26,485	15%
Share of net income (loss) of equity-accounted investees	2,005	1%	(29,376)	(12)%	(6)	(0)%	(6)	(0)%	-	-
Impairment of equity-accounted investee	-	-	(115,477)	(46)%	-	-	-	-	-	-
Fair value gain on investments	24,000	15%	116,561	46%	1,500	0%	-	-	-	-
Net finance income (expense):
Finance income	13,633	8%	123	0%	21,454	6%	2,437	2%	6,723	4%
Finance expense	(516)	(0)%	(6,912)	(3)%	(39,729)	(12)%	(26,496)	(18)%	(453)	(0)%
Foreign exchange gain (loss)	833	1%	(1,814)	(1)%	(1,157)	(0)%	(648)	(0)%	676	0%
Net finance income (expense)	13,950	8%	(8,603)	(3)%	(19,432)	(6)%	(24,707)	(17)%	6,946	4%
Profit (loss) before income taxes	37,507	23%	(43,106)	(17)%	23,870	7%	(10,922)	(7)%	33,431	18%
Income tax expense	(75)	(0)%	(43)	(0)%	(8,835)	(3)%	(4,350)	(3)%	(1,239)	(1)%
Profit (loss) from continuing operations	37,432	23%	(43,149)	(17)%	15,035	5%	(15,271)	(10)%	32,192	18%
Profit (loss) from discontinued operations	141,742	86%	(816)	(0)%	-	-	-	-	-	-
Net income (loss) attributable to owners of the parent	$179,174	109%	$(43,964)	(18)%	$15,035	5%	$(15,271)	(10)%	$32,192	18%

Summary Consolidated Statement of Financial Position

	As of December 31,		As of June 30,
(in thousands)	2021	2022	2023
Selected Consolidated Statement of Financial Position Data:
Total non-current assets	$551,475	$624,473	$555,387
Intangible assets	103,627	99,983	98,781
Goodwill	430,378	429,445	429,836
Total current assets	540,986	340,213	354,546
Cash and cash equivalents	102,876	52,414	98,155
Total assets	1,092,460	964,686	909,933
Total equity	1,013,039	888,213	821,847
Total non-current liabilities	8,635	12,143	5,575
Total current liabilities	70,786	64,330	82,511
Total liabilities	79,421	76,472	88,086
Total equity and liabilities	$1,092,460	$964,686	$909,933

Non-IFRS Financial Measures

Adjusted EBITDA and Adjusted Free Cash Flow from Operations

We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to revenue, net income (loss), net cash flow from operating activities and other financial measures under IFRS, we use adjusted EBITDA and, starting from 2023, adjusted free cash flow from operations, which are described below, to evaluate our business. We use these non-IFRS financial measures for financial and operational decision-making and as means to evaluate period-to-period comparisons. While these non-IFRS financial measures should not be considered substitutes for, or superior to, the financial information prepared and presented in accordance with IFRS, we believe that adjusted EBITDA provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of recurring core business operating results, and that adjusted free cash flow from operations provides useful information regarding how cash provided by operating activities compares to the investments required to maintain and grow our business.

We believe these non-IFRS financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business. Accordingly, we believe that these non-IFRS financial measures provide useful information to investors and others in understanding and evaluating our operating results and liquidity in the same manner as our management team and Board of Directors. Our calculation of these non-IFRS financial measures may differ from similarly-titled non-IFRS measures, if any, reported by our peers. In addition, our non-IFRS financial measures may be limited in their usefulness because they do not present the full economic effect of expenses and cash flows mentioned below. We compensate for these limitations by providing a reconciliation of our non-IFRS financial measures to the most closely related IFRS financial measures. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view adjusted EBITDA and adjusted free cash flow from operations in conjunction with net income (loss) and net cash flow from operating activities.

We define adjusted EBITDA as net income (loss) excluding (i) profit (loss) from discontinued operations, (ii) income tax (expense) benefit, (iii) net finance income (expense), (iv) share of net income (loss) of equity-accounted investees, (v) impairment of equity-accounted investees, (vi) fair value gain (loss) on investments, (vii) depreciation and amortization, (viii) impairment of non-financial assets, (ix) share-based remuneration, (x) credit loss expense related to divested joint venture, (xi) non-recurring expenses, and (xii) other operating income.

We define adjusted free cash flow from operations as net cash flows from (used in) operating activities less (i) purchases of fixed and intangible assets, (ii) development expenditure and (iii) payment of lease liabilities.

The table below reconciles net income (loss) to adjusted EBITDA:

	Year ended December 31,			Six months ended June 30,
(in thousands)	2020	2021	2022	2022	2023
Net income (loss)	$179,174	$(43,964)	$15,035	$(15,271)	$32,192
Add (deduct):
(Profit) loss from discontinued operations	(141,742)	816	-	-	-
Income tax expense (benefit)	75	43	8,835	4,350	1,239
Net finance expense (income)	(13,950)	8,603	19,432	(23,498)	(6,946)
Share of net loss (income) of equity-accounted investees	(2,005)	29,376	6	6	-
Impairment of equity-accounted investee	-	115,477	-	-	-
Fair value loss (gain) on investments	(24,000)	(116,561)	(1,500)	-	-
Depreciation and amortization	20,234	19,600	13,939	7,011	6,735
Impairment of non-financial assets	-	5,624	3,194	-	-
Share-based remuneration	4,706	10,466	9,304	3,359	9,163
Credit loss expense related to divested joint venture	10,476	-	-	-	-
Non-recurring expenses	3,543	-	308	1,208	-
Other operating income	(11,542)	(466)	(469)	(242)	(180)
Adjusted EBITDA	$24,971	$29,013	$68,084	$23,918	$42,204

The table below reconciles net cash flow from operating activities to adjusted free cash flow from operations:

	Year ended December 31,			Six months ended June 30,
(in thousands)	2020	2021	2022	2022	2023
Net cash flow from operating activities	$93,324	$26,564	$56,662	$15,088	$41,244
Deduct:
Purchase of equipment	(2,484)	(1,060)	(3,187)	(2,593)	(537)
Purchase of intangible assets	(2,286)	-	-	-	-
Development expenditure	(6,553)	(4,836)	(6,789)	(2,923)	(2,114)
Payment of lease liabilities	(4,202)	(5,119)	(3,837)	(2,036)	(2,059)
Adjusted Free cash flow from operations	$77,799	$15,549	$42,849	7,536	$36,534

RISK FACTORS

An investment in the ADSs involves significant risks. You should consider carefully all of the information in this prospectus supplement and the accompanying prospectus, including the risks outlined under the heading “Risk Factors” in our 2022 Annual Report, which is incorporated by reference herein, and the other documents incorporated by reference herein and therein, and the risks and uncertainties described below, before making an investment in the ADSs. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business. Any of the following risks could materially adversely affect our business, financial condition or results of operations. The value of the ADSs could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read "Special Note Regarding Forward-Looking Statements" in this prospectus supplement where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement.

Risks Related to Our Business and Industry

Potential issues raised by the use of AI technologies in our products and services may result in reputational harm or liability, adversely affecting our business, financial condition, and operating results.

In January 2017, we launched the Opera News service, which is our AI-powered personalized news discovery and aggregation service. In June 2023, we launched Opera One that comes packaged with an AI-powered chatbot called Aria. Aria uses an AI language model to understand a user’s question, process it and then respond using natural language. It also helps users by providing real-time information not limited to historical data, reworking text-based content and generating ideas. As with many developing technologies, AI technologies presents risks and challenges that could affect its further development, adoption, and use, and therefore our business. Our products and services based on AI may not be adopted by our users or customers. In addition, AI algorithms may be flawed. Datasets may be insufficient or contain biased information, and our algorithms could produce discriminatory or unexpected results or behaviors. Inappropriate or controversial data could impair the acceptance of our AI solutions and harm our reputation, business, customers, or stakeholders. Moreover, AI generated content may result in copyright and other legal issues and our AI generated content may not be able to compete against that of our competitors. These deficiencies could undermine the decisions, predictions, or analysis that our AI technologies produce, subjecting us to legal liability, and brand or reputational harm. In addition, some AI scenarios present ethical issues. If we enable or offer AI solutions that are controversial because of their purported or actual impact on human rights, privacy, employment, or other social or political issues, we may experience brand or reputational harm, adversely affecting our business and operating results.

Risks Related to the ADSs and this Offering

The trading price of ADSs has been and may continue to be volatile, which could result in substantial losses to investors.

The trading price of ADSs can be volatile and fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors such as but not limited to concerns over the health of the global economy and geopolitical concerns.

In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile for factors specific to our own operations, including the following:

•	variations in our quarterly or annual revenue, earnings and cash flow;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•	announcements of new products, services and expansions by us or our competitors;

•	changes in financial estimates by securities analysts;

•	detrimental adverse publicity about us, our platforms or our industries;

•	additions or departures of key personnel;

•	short seller reports that make allegations against us or our affiliates, even if unfounded;

•	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

•	potential litigation or regulatory investigations; and

•	other risk factors mentioned in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade.

In the past, class action lawyers have often sought to bring securities class action suits against those companies following periods of instability in the market price of their securities. Such class action suits have in the past and may in the future divert a significant amount of our management’s attention and other resources from our business and operations and have in the past and may in the future require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for the ADSs to decline.

Your ability to achieve a return on your investment will depend on the combination of future dividend payments and the price appreciation of the ADSs.

On June 13, 2023, our Board of Directors adopted a recurring semi-annual cash dividend program with the first semi-annual dividend under the program being $0.40 per ADS for holders of Opera’s ordinary shares as well as ADSs, each representing two ordinary shares, paid to shareholders of record as of June 30, 2023. We intend to pay regular semi-annual dividends, with each payment subject to the approval of our Board of Directors. The form, frequency and amount of future dividends will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant.

Our Board of Directors has complete discretion as to whether to continue, reduce or even cease distributing dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Any dividends paid to ADS holders will be paid net of fees and expenses as provided under the deposit agreement.

The return on your investment in the ADSs will also likely depend upon any future price appreciation of the ADSs. There is no assurance that the ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in the ADSs and you may even lose your entire investment in the ADSs.

Kunlun, our parent company, and James Yahui Zhou, our chairman of the board and chief executive officer, have control over our company and their interests may not be aligned with the interests of our other shareholders.

As of the date of this prospectus supplement, Kunlun, a Chinese public company listed on the Shenzhen Stock Exchange, indirectly owns 72.0% of our issued and outstanding ordinary shares. As such, we are a consolidated subsidiary of Kunlun. In addition, Mr. Zhou, our chairman of the board and chief executive officer, directly owns an additional 7.7% of our shares and is also a controlling shareholder of Kunlun. With his own holdings, as well as those of Kunlun, Mr. Zhou effectively controls 79.7% of our voting power. Following the completion of this offering, Mr. Zhou will effectively control 72.0% of our voting power.

As a result of the foregoing, Kunlun and Mr. Zhou have the ability to control or exert significant influence over important corporate matters and investors may be prevented from affecting important corporate matters involving our company that require approval of shareholders, including:

● the composition of our Board of Directors and, through it, any determinations with respect to our operations, business direction and policies, including the appointment and removal of officers;

● any determinations with respect to mergers or other business combinations;

● our disposition of substantially all of our assets; and

● any change in control.

These actions may be taken even if they are opposed by our other shareholders, including the holders of the ADSs. Furthermore, this concentration of ownership may also discourage, delay or prevent a change in control of our company, which could have the dual effect of depriving our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and reducing the price of the ADSs. As a result of the foregoing, the value of your investment could be materially reduced.

In addition, the significant concentration of share ownership may adversely affect the trading price of the ADSs due to investors’ perception that conflicts of interest may exist or arise. For more information regarding our principal shareholders and their affiliated entities, see “Item 6. Directors, Senior Management and Employees—E. Share Ownership” of our 2022 Annual Report. We have in the past, and likely will continue to enter into related party transactions involving entities directly or indirectly controlled by Kunlun or Mr. Zhou. See “Item 7. Major Shareholders and Related Party Transactions — B. Related Party Transactions” of our 2022 Annual Report for details. Such related party transactions, while reviewed and approved by our Board’s Audit Committee consisting solely of independent directors, may indirectly benefit Kunlun or Mr. Zhou personally, by virtue of their interest in the related party.

As a “controlled company” under the rules of the Nasdaq, we may be exempt from certain corporate governance requirements that could adversely affect our public shareholders.

Due to the shareholding of our chairman and chief executive officer, James Yahui Zhou, and because Kunlun is the beneficial owner of a majority of the voting power of our issued and outstanding share capital, we are qualified as a “controlled company” under the rules of the Nasdaq. Under these rules a company of which more than 50% of the voting power is held by an individual, group or another company is a controlled company and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in the Nasdaq rules, and the requirement that our compensation and corporate governance and nominating committees consist entirely of independent directors. We rely on certain corporate governance exemptions as described in Item 16G (Corporate Governance) of our 2022 Annual Report. So long as we remain a controlled company relying on any of such exemptions and during any transition period following the time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

If a United States person is treated as owning at least 10% of the ADSs or ordinary shares, such person may be subject to adverse United States federal income tax consequences.

If a United States person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of the ADSs or ordinary shares, such person may be treated as a “United States shareholder” with respect to each “controlled foreign corporation,” or CFC, in our group. Because our group includes one or more United States subsidiaries, that are corporations for United States federal income tax purposes, in certain circumstances we could be treated as a CFC and certain of our non-United States subsidiary corporations could be treated as CFCs (regardless of whether or not we are treated as a CFC).

A United States shareholder of a CFC may be required to annually report and include in its United States taxable income its pro rata share of “subpart F income,” “global intangible low-taxed income” and investments in United States property by CFCs, whether or not we make any distributions. An individual who is a United States shareholder with respect to a CFC generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a corporation that is a United States shareholder. A failure to comply with these reporting obligations may subject a United States shareholder to significant monetary penalties and may prevent starting of the statute of limitations with respect to such shareholder’s United States federal income tax return for the year for which reporting was due. We do not intend to monitor whether we are or any of our non-United States subsidiaries is treated as a CFC or whether any investor is treated as a United States shareholder with respect to us or any of our CFC subsidiaries or to furnish to any United States shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. A United States investor should consult its tax advisor regarding the potential application of these rules in its particular circumstances.

We may be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences to United States Holders of the ADSs or ordinary shares.

We will be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year if, applying applicable look-through rules, either (i) at least 75% of our gross income for such year is passive income or (ii) at least 50% of the value of our assets (generally determined based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. A separate determination must be made after the close of each taxable year as to whether we are a PFIC for that year and involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn, and is subject to uncertainty in several respects. Based on the market price of the ADSs, the value of our assets and the nature and composition of our income and assets, we do not believe that we were a PFIC for United States federal income tax purposes for our taxable year ended December 31, 2022, and we do not expect to become a PFIC for our current taxable year, although there can be no assurances in this regard. Moreover, we cannot assure you that the United States Internal Revenue Service, or the IRS, will agree with any position that we take. Accordingly, there can be no assurance that we will not be treated as a PFIC for any taxable year or that the IRS will not take a position contrary to any position that we take.

Changes in the nature or composition of our income or assets, including as a result of our investment in new businesses, products, services and technologies, may cause us to be or become a PFIC. In addition, the determination of whether we will be a PFIC for any taxable year may also depend in part upon the value of our goodwill and other unrecorded intangibles not reflected on our balance sheet (which may depend upon the market price of the ADSs or ordinary shares from time to time, which may fluctuate significantly) and also may be affected by if, how, and how quickly, we spend our liquid assets and the cash we generate from our operations and raise in any offering. In estimating the value of our goodwill and other unrecorded intangibles, we have taken into account our market capitalization. Among other matters, if our market capitalization declines, we may be or become a PFIC for the current or future taxable years because our liquid assets and cash (which are for this purpose considered assets that produce passive income) may then represent a greater percentage of the value of our overall assets. Further, while we believe our classification methodology and valuation approach are reasonable, it is possible that the IRS may challenge our classification or valuation of our goodwill and other unrecorded intangibles, which may result in our being or becoming a PFIC for our taxable year ended December 31, 2022, the current taxable year or one or more future taxable years.

If we are a PFIC for any taxable year during which a United States Holder (as defined in “Taxation—United States Federal Income Tax Considerations”) holds the ADSs or ordinary shares, certain adverse United States federal income tax consequences would generally apply to such United States Holder. See “Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company.”

Our memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and the ADSs.

Our memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our Board of Directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares and the ADSs representing our ordinary shares or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our Board of Directors decides to issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our ordinary shares and the ADSs may be materially and adversely affected.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties owed by our directors under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than such companies’ memorandum and articles of association, any special resolutions and the register of mortgages and charges) or to obtain copies of lists of shareholders of these companies. Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. Our directors have discretion under our memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. We rely on certain corporate governance exemptions as described in Item 16G (Corporate Governance) of our 2022 Annual Report which permit us to follow our home country practices. Consequently, our shareholders may be afforded less or different protections than they otherwise would under the rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the Board of Directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company, and the majority of our assets are located, and the majority of our operations are conducted outside of the United States. In addition, a majority of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of Norway may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

With effect from the fiscal year ending December 31, 2023, we will no longer be an emerging growth company, and we will not be entitled to the exemptions provided by the JOBS Act.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the of the Sarbanes-Oxley Act for so long as we are an emerging growth company. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenue of at least $1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the date of our initial public offering in July 2018; (c) the date on which we have, during the preceding three-year period, issued more than $1.07 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of the ADSs that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. As a result of our current status as an emerging growth company, our investors may not have access to certain information that they may deem important. We expect to lose our "emerging growth company" status as of December 31, 2023, and we will not be entitled to the exemptions provided by the JOBS Act. In particular, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting as of December 31, 2023. Therefore, after we are no longer an "emerging growth company," we expect to incur significant expenses and devote substantial management time and effort toward ensuring compliance with all requirements of Section 404 of the Sarbanes-Oxley Act and other applicable rules and regulations of the SEC.

As a foreign private issuer, we are permitted to adopt certain home country practices for corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance listing standards.

As a Cayman Islands exempted company listed on the Nasdaq Global Select Market, we are subject to Nasdaq corporate governance listing standards. However, Nasdaq listing rules permit a foreign private issuer like us to follow certain corporate governance practices of its home country. Corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards. For instance, we are not required to: (i) have a majority of the board be independent; or (ii) have a compensation committee consisting entirely of independent directors. We rely on certain corporate governance exemptions as described in Item 16G (Corporate Governance) of our 2022 Annual Report. To the extent we choose to follow home country practice in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to continue to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC is less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote with respect to the ordinary shares.

As a holder of ADSs, you will only be able to exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will try to vote the underlying ordinary shares in accordance with these instructions. You will not be able to directly exercise your right to vote with respect to the underlying shares unless you cancel the ADSs and withdraw the shares. Under our amended and restated memorandum and articles of association, the minimum notice period required for convening a general meeting is seven days. When a general meeting is convened, you may not receive sufficient advance notice to withdraw the shares underlying your ADSs to allow you to vote with respect to any specific matter. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial for any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary were to oppose a jury trial based on this waiver, the court would have to determine whether the waiver was enforceable based on the facts and circumstances of the case in accordance with applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, or by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this would be the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including outcomes that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or the ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

You may not receive dividends or other distributions on our ordinary shares, and you may not receive any value for them if it is illegal or impractical to make them available to you.

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on the ordinary shares or other deposited securities underlying your ADSs, after deducting its fees and expenses and any taxes or other governmental charges. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, in accordance with the limitations set forth in the deposit agreement, it may be unlawful or impractical to make a distribution other than cash available to holders of ADSs. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of the ADSs.

You may experience dilution of your holdings due to inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Sections of this prospectus supplement and the accompanying prospectus (including statements incorporated by reference herein) entitled “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” among others, discuss factors which could adversely impact our business and financial performance.

In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

•	our goals and strategies;

•	our expected development and launch, and market acceptance, of our products and services;

•	our future business development, financial condition and results of operations;

•	the expected growth in, and market size of, the global internet industry;

•	expected changes in our revenue, costs or expenditures;

•	our expectations regarding demand for and market acceptance of our brand, platforms and services;

•	our expectations regarding growth in our user base and level of engagement, including MAUs;

•	our ability to attract, retain and monetize users;

•	our ability to continue to develop new technologies and/or upgrade our existing technologies;

•	our expectation regarding the use of proceeds from this offering;

•	growth of and trends of competition in our industry;

•	government policies and regulations relating to our industry and the geographic markets in which we have business operations; and

•	general economic and business conditions in the markets we have businesses.

The forward-looking statements made in this prospectus supplement or the accompanying prospectus, or the information incorporated by reference herein relate only to events or information as of the date on which the statements are made in such document. Except as required by U.S. federal securities law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus supplement and the accompanying prospectus, and the information incorporated by reference herein, along with any exhibits thereto, completely and with the understanding that our actual future results may be materially different from what we expect. Other sections of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information known to us as of the date of this prospectus supplement, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

This prospectus supplement and the accompanying prospectus, and the information incorporated by reference herein may also contain estimates, projections and statistical data that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable. However, the statistical data and estimates in these publications and reports are based on a number of assumptions and if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. In addition, due to the rapidly evolving nature of the online content consumption and e-commerce industries, projections or estimates about our business and financial prospects involve significant risks and uncertainties.

USE OF PROCEEDS

We will not receive any proceeds from the sale of ADSs by the selling securityholder.

We estimate that the net proceeds to us from the sale of up to 1,031,476 additional ADSs offered by us in this offering will be approximately $         million if the underwriters exercise their option to purchase such additional ADSs in full, based on the public offering price per ADS of $        , after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

We expect to use the net proceeds from this offering, if any, primarily for general corporate purposes.

Pending use of the net proceeds, we intend to hold our net proceeds, if any, in demand deposits.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering, if any. Our management will have significant flexibility in applying discretion to apply the net proceeds of the offering, if any. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering, if any, differently than as described in this prospectus.

DIVIDEND POLICY

On June 13, 2023, our Board of Directors has adopted a recurring semi-annual cash dividend program with the first semi-annual dividend under the program being $0.40 per ADS for holders of Opera’s ordinary shares as well as ADSs, each representing two ordinary shares, paid to shareholders of record as of June 30, 2023. We intend to pay regular semi-annual dividends, with each payment subject to the approval of our Board of Directors. The form, frequency and amount of future dividends will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant.

Our Board of Directors has discretion as to whether to continue, reduce or even cease distributing dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. When we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the ordinary shares underlying the ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to the ADS holders who will receive payment to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. Dollars.

We are a holding company incorporated in the Cayman Islands. For our cash requirements, including any payment of dividends to our shareholders, we rely upon payments from our operating entities. We rely on a combination of dividend payments from our subsidiaries in markets we operate such as Norway. Regulations in Norway where we utilize dividend payments may restrict the ability of our subsidiaries to pay dividends to us.

See “Risk Factors—Risks Related to the ADSs and this Offering—Your ability to achieve a return on your investment will depend on the combination of future dividend payments and the price appreciation of the ADSs."

SELLING SECURITYHOLDER

The following table and accompanying footnotes set forth information relating to the beneficial ownership of our ordinary shares as of September 26, 2023 by the selling securityholder, before and after giving effect to this offering. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

Based on information supplied by the selling securityholder, we believe that, except as may otherwise be indicated in the footnotes to the table below, the selling securityholder has sole voting and dispositive power with respect to the securities reported as beneficially owned by it.

Securities Beneficially Owned prior to this Offering					Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Ordinary Shares Beneficially Owned	Percentage(1)	Ordinary Shares Offered in this Offering	Percentage(1)	Ordinary Shares Beneficially Owned	Percentage
Keeneyes Future Holding Inc. (2)	13,753,012	7.7%	13,753,012	7.7%	-	-

(1)	Based on 177,577,676 ordinary shares issued and outstanding as of September 26, 2023.

(2)

Represents 6,876,506 ADSs held by Keeneyes Future Holding Inc., an exempted company established in the Cayman Islands. Keeneyes Future Holding Inc. is wholly owned by Perfect Fortune Consultancy Limited, a company limited by shares incorporated in the British Virgin Islands. Perfect Fortune Consultancy Limited is controlled by The Prosperity Trust, with Trident Trust Company (HK) Limited as the trustee and Mr. Zhou as the settlor and beneficiary.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2023. Because we will not be receiving any proceeds pursuant to the sale of this offering by the selling securityholder, our capitalization table is only as adjusted to give effect to our issuance and sale of 1,031,476 ordinary shares represented by ADSs in this offering at the public offering price of $         per ADS, assuming the underwriters exercise their option to purchase additional ADSs in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us of $         million in aggregate.

You should read this table together with our consolidated financial statements and the related notes included in our 2022 Annual Report, as well as the management's discussion and analysis thereon, incorporated by reference into this prospectus supplement.

	As of June 30, 2023
	Actual	As adjusted
	(in $ thousands)
Long-term borrowings:
Interest bearing loans	-	-
Total long-term borrowings (including current portion)	-	-
Equity:
Share capital	18
Other paid-in capital	824,832
Treasury shares	(208,584)
Retained earnings	210,134
Foreign currency translation reserve	(4,553)
Total equity	821,847
Total capitalization	821,847

The discussion and table above exclude exercise of any outstanding restricted share units pursuant to our share incentive plans after June 30, 2023.

DILUTION

Assuming the underwriters exercise their option to purchase from us additional ADSs in full, if you invest in the ADSs your interest will be diluted to the extent of the difference between the assumed public offering price of $14.05 per ADS and our net tangible book value $3.17 per ADS after the offering of additional ADSs made by us. Dilution results from the fact that the public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding shares.

Our net tangible book value as of June 30, 2023 was $285.0 million, or $1.58 per ordinary share and $3.17 per ADS. We calculate net tangible book value per ordinary shares by dividing our total tangible assets less our total liabilities by the number of our ordinary shares outstanding. As of June 30, 2023, we had 179,826,936 ordinary shares (or 89,913,468 ADSs in equivalent) issued and outstanding. Dilution is determined by subtracting as adjusted net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the public offering price per ordinary share.

Without taking into account any other changes in such net tangible book value after June 30, 2023, other than to give effect to the issuance and sale of 1,031,476 additional ADSs made by us in this offering at an assumed public offering price of $14.05 per ADS, assuming the underwriters’ option to purchase the aggregate 1,031,476 additional ADSs is exercised in full and after deducting underwriting discounts and commissions and estimated offering expenses, calculated based on the assumed offering price of $14.05 per ADS, our as adjusted net tangible book value as of June 30, 2023 would have been $1.97 per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, or $3.94 per ADS. This represents an immediate increase in net tangible book value of $0.39 per ordinary share, or $0.77 per ADS, to existing shareholders and an immediate dilution in net tangible book value of $5.05 per ordinary share, or $10.11 per ADS, to investors purchasing ADSs in this offering. The as adjusted information discussed above is illustrative only. The following table illustrates such dilution:

	Per Ordinary Share	Per ADS
Public offering price	$7.02	$14.05
Net tangible book value as of June 30, 2023	1.58	3.17
Increase in net tangible book value attributable to the offering of additional ADSs made by us in this offering	0.39	0.77
As adjusted net tangible book value after giving effect to the offering of additional ADSs made by us in this offering as of June 30, 2023	1.97	3.94
Amount of dilution in net tangible book value to new investors in the offering of additional ADSs made by us in this offering	5.05	10.11

The as adjusted information is illustrative only and will adjust based on the actual price to the public, the actual number of ordinary shares (including ordinary shares represented by ADSs) sold in the offering of additional ADSs made by us in this offering and other terms of the offering determined at the time ordinary shares (including ordinary shares represented by ADSs) are sold pursuant to this prospectus supplement and the accompanying prospectus.

TAXATION

The following summary of Cayman Islands, Norway and U.S. federal income tax consequences of an investment in the ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws, or tax laws of jurisdictions other than the Cayman Islands, Norway, and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law. To the extent that the discussion relates to matters of Norwegian tax law, it represents the opinion of Wikborg Rein Advokatfirma AS, our counsel as to Norway law.

Cayman Islands Tax Considerations

As advised by Maples and Calder (Hong Kong) LLP, our counsel with regards to Cayman Island tax matters, the Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties which are applicable to any payments made by or to our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares or the ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares or the ADSs, as the case may be, nor will gains derived from the disposal of our ordinary shares or the ADSs be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of our ordinary shares or the ADSs or on an instrument of transfer in respect of our ordinary shares or the ADSs.

Norway Tax Considerations

Below is a summary of the primary tax issue in Norway for Norwegian corporate holders of the ADSs, based on the opinion of Wikborg Rein Advokatfirma AS, our counsel with regards to Norwegian tax matters.

The ADS is a financial instrument with shares in Opera Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability, as the underlying object. For Norwegian tax purposes, the ADSs will not be covered by the participation exemption since the underlying object is an entity in a low tax jurisdiction outside the EU/EEA. For limited liability companies (and certain similar entities) resident in Norway for tax purposes, dividends from the ADSs will be considered as taxable income. Gains on realization (including sales) of the ADSs will also be considered as taxable income for limited liability companies (and certain similar entities) resident in Norway for tax purposes. The ordinary Norwegian tax rate for 2023 for limited liability companies (and certain similar entities) is currently 22%.

United States Federal Income Tax Considerations

United States Federal Income Tax Considerations

The following discussion describes the material United States federal income tax consequences to a United States Holder (as defined below), under current law, of an investment in the ADSs or ordinary shares. This discussion is based on the federal income tax laws of the United States as of the date of this prospectus supplement, including the United States Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service, or the IRS, and other applicable authorities, all as of the date of this prospectus supplement. All of the foregoing authorities are subject to change, which change could apply retroactively and could significantly affect the tax consequences described below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This discussion applies only to a United States Holder (as defined below) that holds ADSs or ordinary shares as capital assets for United States federal income tax purposes (generally, property held for investment). The discussion neither addresses the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations, such as:

●	banks and certain other financial institutions;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	brokers or dealers in stocks and securities, or currencies;

●	persons who use or are required to use a mark-to-market method of accounting;

●	certain former citizens or residents of the United States subject to Section 877 of the Code;

●	entities subject to the United States anti-inversion rules;

●	tax-exempt organizations and entities;

●	persons subject to the alternative minimum tax provisions of the Code;

●	persons whose functional currency is other than the United States dollar;

●	persons holding ADSs or ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own ADSs or ordinary shares representing 10% or more of our voting power or value;

●	persons who acquired ADSs or ordinary shares pursuant to the exercise of an employee equity grant or otherwise as compensation;

●	partnerships or other pass-through entities, or persons holding ADSs or ordinary shares through such entities;

●

persons required to accelerate the recognition of any item of gross income with respect to the ADSs or ordinary shares as a result of such income being recognized on an applicable financial statement; or

●	persons that held, directly, indirectly or by attribution, ADSs or ordinary shares or other ownership interests in us prior to this offering.

This discussion does not address the United States federal estate, gift, Medicare, and alternative minimum tax considerations, or any state, local and non-United States tax considerations, relating to the ownership and disposition of the ADSs or ordinary shares.

This discussion does not address any tax consequences or reporting obligations that may be applicable to persons holding the ADSs or ordinary shares through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States, and does not describe any tax consequences arising in respect of the Foreign Account Tax Compliance Act, or FATCA regime.

If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds the ADSs or ordinary shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership or partner in a partnership holding the ADSs or ordinary shares should consult its tax advisors regarding the tax consequences of investing in and holding the ADSs or ordinary shares.

THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of the discussion below, a “United States Holder” is a beneficial owner of the ADSs or ordinary shares that is, for United States federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

●

 a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

The discussion below assumes that the representations contained in the deposit agreement and any related agreement are true and that the obligations in such agreements will be complied with in accordance with their terms.

ADSs

If you own the ADSs, then you should be treated as the owner of the underlying ordinary shares represented by those ADSs for United States federal income tax purposes. Accordingly, deposits or withdrawals of ordinary shares for ADSs should not be subject to United States federal income tax.

Dividends and Other Distributions on the ADSs or Our Ordinary Shares

Subject to the PFIC rules discussed below, the gross amount of any distribution that we make to you with respect to the ADSs or ordinary shares (including any amounts withheld to reflect withholding taxes) will be taxable as a dividend, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including any withheld taxes) will be includable in your gross income on the day actually or constructively received by you, if you own our ordinary shares, or by the depositary, if you own the ADSs. If a distribution exceeds the amount of our current and accumulated earnings and profits, as so determined under United States federal income tax principles, the excess will be treated first as a non-taxable return of capital to the extent of the United States Holder’s tax basis in the ordinary shares or ADSs, and thereafter as capital gain, which will be either long-term or short-term capital gain depending on whether the United States Holder held the ordinary shares or ADSs for more than one year.

Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid generally will be reported as a “dividend” for United States federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction allowed to qualifying corporations under the Code.

Dividends received by a non-corporate United States Holder may qualify for the lower rates of tax applicable to “qualified dividend income,” if the dividends are paid by a “qualified foreign corporation” and other conditions discussed below are met. A non-United States corporation is treated as a qualified foreign corporation (i) with respect to dividends paid by that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States or (ii) if such non-United States corporation is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program. We do not expect to be eligible for the benefits of such an income tax treaty. In addition, a non-United States corporation will not be treated as a qualified foreign corporation if it is a PFIC in the taxable year in which the dividend is paid or the preceding taxable year.

Under a published IRS Notice, common or ordinary shares, or ADSs representing such shares (such as the ADSs), are considered to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Global Select Market, as the ADSs are (but not our ordinary shares). Based on existing guidance, it is unclear whether the ordinary shares will be considered to be readily tradable on an established securities market in the United States, because only the ADSs, and not the underlying ordinary shares, are listed on a securities market in the United States. We believe, but we cannot assure you, that dividends we pay on the ordinary shares that are represented by the ADSs, but not on the ordinary shares that are not so represented, will, subject to applicable limitations, be eligible for the reduced rates of taxation applicable to “qualified dividend income.”

Even if dividends would be treated as paid by a qualified foreign corporation, a non-corporate United States Holder will not be eligible for reduced rates of taxation if it does not hold the ADSs or ordinary shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date (disregarding certain periods of ownership while the United States Holder’s risk of loss is diminished) or if such United States Holder elects to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code. In addition, the rate reduction will not apply to dividends of a qualified foreign corporation if the non-corporate United States Holder receiving the dividend is obligated to make related payments with respect to positions in substantially similar or related property.

You should consult your tax advisors regarding the availability of the lower tax rates applicable to qualified dividend income for any dividends that we pay with respect to the ADSs or ordinary shares, as well as the effect of any change in applicable law after the date of this prospectus supplement.

Any non-United States withholding taxes imposed on dividends paid to you with respect to the ADSs or ordinary shares may be treated as foreign taxes eligible for deduction or credit against your United States federal income tax liability, subject to the various limitations and disallowance rules that apply to foreign tax credits generally (including that the election to deduct or credit foreign taxes applies to all of your other applicable foreign taxes for a particular tax year). For purposes of calculating the foreign tax credit limitation, dividends paid to you with respect to the ADSs or ordinary shares will be treated as income from sources outside the United States and generally will constitute passive category income, or in certain cases, general category income. The rules relating to the determination of the foreign tax credit are complex, U.S. regulations have imposed additional requirements that must be met for a foreign tax to be creditable, including requirements that the withholding tax constitutes a “covered withholding tax” imposed on nonresidents in lieu of a generally applicable tax that satisfies the regulatory definition of an “income tax,” which may be unclear or difficult to determine (although a recent IRS notice provides temporary relief from certain of these requirements through 2023 if the notice is applied consistently to all foreign taxes paid during the relevant taxable year). You should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.

Disposition of the ADSs or Our Ordinary Shares

You will recognize gain or loss on a sale or exchange of the ADSs or ordinary shares in an amount equal to the difference between the amount realized on the sale or exchange and your tax basis in the ADSs or ordinary shares. Subject to the discussion under “—Passive Foreign Investment Company” below, such gain or loss generally will be capital gain or loss. Capital gains of a non-corporate United States Holder, including an individual that has held the ADSs or ordinary shares for more than one year currently are eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

Any gain or loss that you recognize on a disposition of the ADSs or ordinary shares generally will be treated as United States-source income or loss for foreign tax credit limitation purposes. Under U.S. regulations discussed above, non-United States withholding tax imposed on such U.S. source gain may not constitute a creditable tax, You should consult your tax advisors regarding the proper treatment of gain or loss, as well as the availability of a foreign tax credit, in your particular circumstances.

Passive Foreign Investment Company

Based on the market price of the ADSs, the value of our assets and the nature and composition of our income and assets, we do not believe that we were a PFIC for United States federal income tax purposes for our taxable year ended December 31, 2022, and we do not expect to become a PFIC for our current taxable year, although there can be no assurances in this regard. The determination of PFIC status is based on an annual determination that cannot be made until the close of a taxable year, involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn, and is subject to uncertainty in several respects. Moreover, we cannot assure you that the IRS will agree with any position that we take. Accordingly, there can be no assurance that we will not be treated as a PFIC for any taxable year or that the IRS will not take a contrary position to any determination we make.

We will be treated as a PFIC for United States federal income tax purposes for any taxable year if, applying applicable look-through rules, either:

●	at least 75% of our gross income for such year is passive income; or

●	at least 50% of the value of our assets (generally determined based on a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than certain royalties and rents derived in the active conduct of a trade or business and not derived from a related person). We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% by value of the stock.

Changes in the nature or composition of our income or assets, including as a result of our investment in new businesses, products, services and technologies, may cause us to be or become a PFIC. The determination of whether we will be a PFIC for any taxable year may depend in part upon the value of our goodwill and other unrecorded intangibles not reflected on our balance sheet (which may depend upon the market value of the ADSs or ordinary shares from time to time, which may be volatile) and also may be affected by how, and how quickly, we spend our liquid assets and the cash we generate from our operations and raise in any offering. In estimating the value of our goodwill and other unrecorded intangibles, we have taken into account our market capitalization. Among other matters, if our market capitalization declines, we may be or become a PFIC for the current or future taxable years because our liquid assets and cash (which are for this purpose considered assets that produce passive income) may then represent a greater percentage of the value of our overall assets. Further, while we believe our classification methodology and valuation approach are reasonable, it is possible that the IRS may challenge our classification or valuation of our goodwill and other unrecorded intangibles, which may result in our being or becoming a PFIC for our taxable year ended December 31, 2022, the current taxable year or one or more future taxable years.

If we are a PFIC for any taxable year during your holding period for the ADSs or ordinary shares, we will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold the ADSs or ordinary shares, unless we were to cease to be a PFIC and you make a “deemed sale” election with respect to the ADSs or ordinary shares. If such election is made, you will be deemed to have sold the ADSs or ordinary shares you hold at their fair market value and any gain from such deemed sale would be subject to the rules described in the following two paragraphs. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, such ADSs or ordinary shares with respect to which such election was made will not be treated as shares in a PFIC and, as a result, you will not be subject to the rules described below with respect to any “excess distribution” you receive from us or any gain from a sale or other taxable disposition of the ADSs or ordinary shares. You are strongly urged to consult your tax advisors as to the possibility and consequences of making a deemed sale election if we are and then cease to be a PFIC and such an election becomes available to you.

If we are a PFIC for any taxable year during your holding period for the ADSs or ordinary shares, then, unless you make a “mark-to-market” election (as discussed below), you generally will be subject to special and adverse tax rules with respect to any “excess distribution” that you receive from us and any gain that you recognize from a sale or other disposition, including a pledge, of the ADSs or ordinary shares. For this purpose, distributions that you receive in a taxable year that are greater than 125% of the average annual distributions that you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these rules:

●	the excess distribution or recognized gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

●

the amount of the excess distribution or recognized gain allocated to the taxable year of distribution or gain, and to any taxable years in your holding period prior to the first taxable year in which we were treated as a PFIC, will be treated as ordinary income; and

●

the amount of the excess distribution or recognized gain allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

If we are a PFIC for any taxable year during your holding period for the ADSs or ordinary shares and any of our non-United States subsidiaries that are corporations (or other corporations in which we directly or indirectly own equity interests) is also a PFIC, you would be treated as owning a proportionate amount (by value) of the shares of each such non-United States corporation classified as a PFIC (each such corporation, a lower-tier PFIC) for purposes of the application of these rules. You should consult your tax advisors regarding the application of the PFIC rules to any of our lower-tier PFICs.

If we are a PFIC for any taxable year during your holding period for the ADSs or ordinary shares, then in lieu of being subject to the tax and interest-charge rules discussed above, you may make an election to include gain on the ADSs or ordinary shares as ordinary income under a mark-to-market method, provided that such ADSs or ordinary shares constitute “marketable stock.” Marketable stock is stock that is regularly traded on a qualified exchange or other market, as defined in applicable Treasury regulations. The ADSs, but not our ordinary shares, are listed on the Nasdaq Global Select Market, which is a qualified exchange or other market for these purposes. Consequently, as long as the ADSs remain listed on the Nasdaq Global Select Market and are regularly traded, and you are a holder of such ADSs, we expect that the mark-to-market election would be available to you if we were a PFIC, but no assurances are given in this regard.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, if we were a PFIC for any taxable year, a United States Holder that makes a mark-to-market election with respect to the ADSs or ordinary shares may continue to be subject to the tax and interest charges under the general PFIC rules with respect to such United States Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

In certain circumstances, a United States Holder of shares in a PFIC may avoid the adverse tax and interest-charge regime described above by making a “qualified electing fund” election to include in income its share of the corporation’s income on a current basis. However, you may make a qualified electing fund election with respect to the ADSs or ordinary shares only if we agree to furnish you annually with a PFIC annual information statement as specified in the applicable Treasury regulations. We currently do not intend to prepare or provide the information that would enable you to make a qualified electing fund election.

A United States Holder that holds the ADSs or ordinary shares in any year in which we are a PFIC will be required to file an annual report containing such information as the United States Treasury Department may require. In addition, under certain circumstances, regulations also require a “United States person” (as such term is defined in the Code) that owns an interest in a PFIC as an indirect shareholder through one or more United States persons to file an annual report for any taxable year during which such indirect shareholder is treated as receiving an excess distribution in connection with the ownership or disposition of such interest, or reports income pursuant to a mark-to-market election.

You should consult your tax advisors regarding the application of the PFIC rules to your ownership and disposition of the ADSs or ordinary shares and the availability, application and consequences of the elections discussed above.

Information Reporting and Backup Withholding

Information reporting to the IRS and backup withholding generally will apply to dividends in respect of the ADSs or ordinary shares, and the proceeds from the sale or exchange of the ADSs or ordinary shares, that are paid to you within the United States (and in certain cases, outside the United States), unless you furnish a correct taxpayer identification number and make any other required certification, generally on IRS Form W-9, or you otherwise establish an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding generally are allowed as a credit against your United States federal income tax liability, and you may be entitled to obtain a refund of any excess amounts withheld under the backup withholding rules if you timely file an appropriate claim for refund with the IRS and furnish any required information in a timely manner. United States Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules.

Information with Respect to Foreign Financial Assets

United States Holders who are individuals (and certain entities closely held by individuals) generally will be required to report our name, address and such information relating to an interest in the ADSs or ordinary shares as is necessary to identify the class or issue of which the ADSs or ordinary shares are a part. These requirements are subject to exceptions, including an exception for ADSs or ordinary shares held in accounts maintained by certain financial institutions and an exception applicable if the aggregate value of all “specified foreign financial assets” (as defined in the Code) does not exceed $50,000 (and in some circumstances, a higher threshold).

United States Holders should consult their tax advisors regarding the application of these information reporting rules.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated               , 2023, the underwriters named below, for whom Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC are acting as representatives, have severally and not jointly agreed to purchase, and the selling securityholder has agreed to sell to them, severally, ADSs representing the indicated numbers of ordinary shares below.

Name of Underwriters	Number of ADSs
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
Cowen and Company, LLC
China International Capital Corporation Hong Kong Securities Limited
Lake Street Capital Markets LLC
Total	6,876,506

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent registered public accounting firm. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus supplement if any such ADSs are taken. The underwriters are not required, however, to take or pay for the ADSs covered by the underwriters’ option to purchase additional ADSs described below. Any offers or sales of the ADSs in the United States will be conducted by registered broker-dealers in the United States. The underwriters reserve the right to withdraw, cancel or modify offers to the public and reject orders in whole or in part.

The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $     per ADS under the public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. China International Capital Corporation Hong Kong Securities Limited is not a broker-dealer registered with the SEC and, to the extent that its conduct may be deemed to involve participation in offers or sales of ADSs in the United States, those offers or sales will be made through one or more SEC-registered broker-dealers in compliance with applicable laws and regulations. We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 1,031,476 additional ADSs at the public offering price listed on the cover page of this prospectus supplement less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed in the preceding table. If the underwriters’ option is exercised in full, the total price to the public would be $     million, based on the public offering price of $     per ADS, the total underwriters’ discounts and commissions would be $     million and the total proceeds to us (before expenses) would be $     million.

The table below shows the underwriting discounts and commissions per ADS and total underwriting discounts and commissions that the selling securityholder, and, upon exercise of the underwriters' option to purchase additional ADSs, we will pay to the underwriters. The underwriting discounts and commissions are determined by negotiations among us and the underwriters and are a percentage of the offering price to the public. Among the factors considered in determining the discounts and commissions are the size of the offering, the nature of the security to be offered and the discounts and commissions charged in comparable transactions.

Underwriting Discounts and Commissions	No Exercise	Full Exercise
Per ADS	$	$
Total paid by the selling securityholder	$	$
Total paid by us	$	$

The total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $0.63 million. Expenses include the SEC and printing, legal, accounting and miscellaneous expenses.

The ADSs are listed on the Nasdaq Global Select Market under the symbol “OPRA.”

We have agreed that, without the prior written consent of the representatives, subject to certain exceptions, we and they will not, during the period ending 90 days after the date of this prospectus supplement:

●

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs;

●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; or

●	file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs,

whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise.

Our directors, officers and our principal shareholders have agreed that, without the prior written consent of the representatives, such foregoing persons, subject to certain exceptions, will not, during the period ending 90 days after the date of this prospectus supplement:

●

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or

●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs,

whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the representatives on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any ordinary shares, ADSs, or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs.

Subject to compliance with the notification requirements under FINRA Rule 5131 applicable to lock-up agreements with our directors or officers, if the representatives, in their sole discretion, agree to release or waive the restrictions set forth in a lock-up agreement for an officer or a director of us and provides us with notice of the impending release or waiver at least three business days before the effective date of the release or waiver, we agree to announce the impending release or waiver by issuing a press release through a major news service at least two business days before the effective date of the release or waiver. Currently, there are no agreements, understandings or intentions, tacit or explicit, to release any of the securities from the lock-up agreements prior to the expiration of the corresponding period.

To facilitate this offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under their option to purchase additional ADSs. The underwriters may also sell ADSs in excess of their option to purchase additional ADSs, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the ADSs, the underwriters may bid for, and purchase, ADSs in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in this offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. Any of these activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments. We and the selling securityholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we and the selling securityholder are unable to provide this indemnification, we and the selling securityholder will contribute to payments that the underwriters may be required to make for these liabilities.

The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, NY 10013, United States. The address of Goldman Sachs & Co. LLC is 200 West Street, New York, NY 10282.

Electronic Offer, Sale and Distribution of Shares

A prospectus supplement and the accompanying prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus supplement nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia. This prospectus supplement has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this prospectus supplement in Australia:

(a)	you confirm and warrant that you are either:

(i)	“sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia, or the Corporations Act;

(ii)

“sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	person associated with the company under section 708(12) of the Corporations Act; or

(iv)	“professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act;

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this prospectus supplement is void and incapable of acceptance;

(b)

you warrant and agree that you will not offer any of the ADSs issued to you pursuant to this prospectus supplement for resale in Australia within 12 months of those ADSs being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Canada. The ADSs may be sold in Canada only to purchasers resident or located in the Provinces of Ontario, Québec, Alberta and British Columbia, purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands. This prospectus supplement does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

European Economic Area. In relation to each Member State of the European Economic Area (each, a “Relevant State”), no ADSs have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of ADSs may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a “qualified investor” as defined under Article 2 of the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives of the underwriters named above for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of ADSs shall require the Company or any underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation. Neither we nor the representatives of the underwriters named above have authorized, nor do they authorize, the making of any offer of ADSs in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the representatives of the underwriters named above that it is a qualified investor within the meaning of Article 2(e) of the Prospectus Regulation.

In the case of any ADSs being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of ADSs to the public other than their offer or resale in a Relevant State to qualified investors (as defined in the Prospectus Regulation) or in circumstances in which the prior consent of the representatives of the underwriters named above has been obtained to each such proposed offer or resale.

The Company, the underwriters and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom. No ADSs have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the ADSs which has been approved by the Financial Conduct Authority, except that ADSs may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a “qualified investor” as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives of the underwriters named above for any such offer; or

(c)	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”);

provided that no such offer of ADSs shall require the Company or any underwriters to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation. Neither we nor the representatives of the underwriters named above have authorized, nor do they authorize, the making of any offer of ADSs in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person in the United Kingdom who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the representatives of the underwriters named above that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

In the case of any ADSs being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of ADSs to the public other than their offer or resale in the United Kingdom to qualified investors (as defined in the UK Prospectus Regulation) or in circumstances in which the prior consent of the representatives of the underwriters named above has been obtained to each such proposed offer or resale.

The Company, the underwriters and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Order"), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in with, relevant persons.

Switzerland. The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the issuer, the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (the “FINMA”), and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

Dubai International Financial Centre. This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The ADSs to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Israel.  In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728 – 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728–1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 – 1968, subject to certain conditions (the “Qualified Investors”).  The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors.  The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 – 1968.  We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 – 1968.  In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 – 1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 – 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 – 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status.  Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

Hong Kong. The ADSs may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan. The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

People’s Republic of China. This prospectus supplement has not been and will not be circulated or distributed in the PRC, and ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

Singapore. This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (2) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Notification under Section 309B(1)(c) of the SFA: We have determined that the ADSs shall be (A) prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and (B) Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 (Registration No. 333-273242), including exhibits, schedules and amendments filed with, or incorporated by reference in, such registration statement, under the Securities Act with respect to underlying shares represented by the ADSs, to be sold in this offering. We have also filed with the SEC a related registration statement on F-6 (Registration No. 333-226171) to register the ADSs. This prospectus supplement and the accompanying prospectus, which constitute a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-3 and its exhibits and schedules for further information with respect to us and the ADSs.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing, among other things, the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our executive officers and directors and for holders of more than 10% of our ordinary shares. We are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement and the accompanying prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement or the accompanying prospectus and information incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

●	Our annual report on Form 20-F for the fiscal year ended December 31, 2022 filed with the SEC on April 20, 2023, or the “2022 Annual Report.”

●

All subsequent reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the SEC on or after the date hereof and until the termination or completion of the offering under this prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement or the accompanying prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement or the accompanying prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement and the accompanying prospectus on the written or oral request of that person made to:

Opera Norway

Attn: Matthew Wolfson

Vitaminveien 4, 0485 Oslo, Norway

investor-relations@opera.com

+47 2369-2400

You should rely only on the information that we incorporate by reference or provide in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these shares in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

LEGAL MATTERS

The validity of the ADSs and certain other legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for us by Milbank LLP. Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, P.C., New York, New York. The validity of the ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Legal matters as to Norway law will be passed upon for us by Wikborg Rein Advokatfirma AS. Milbank LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law, Wikborg Rein Advokatfirma AS with respect to matters governed by Norway law.

EXPERTS

The consolidated financial statements of Opera Limited as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG AS, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Prospectus

Opera Limited

Up to US$300,000,000 of

Ordinary Shares
Preferred Shares
Debt Securities
Warrants

and

Up to 141,773,298 Ordinary Shares or Equivalent ADSs Offered by the Selling Securityholders

We may offer and sell from time to time ordinary shares, including ordinary shares represented by American depositary shares or ADSs (each representing two ordinary shares, par value US$0.0001 per share as of the date of this prospectus), preferred shares, debt securities and warrants of Opera Limited in any combination from time to time in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. The securities offered by us in this prospectus will have an aggregate offering price of up to US$300,000,000. The preferred shares, debt securities and warrants may be convertible into or exercisable or exchangeable for our ordinary shares or other securities.

In addition, selling securityholders named in this prospectus may from time to time, offer and sell up to 141,773,298 of our ordinary shares or equivalent ADSs in one or more offerings. We will not receive any proceeds from the sale of our securities by the selling securityholders, but we may pay certain registration and offering fees and expenses associated with the registration and sale of those securities. See “Selling Securityholders.”

This prospectus provides a general description of the securities we or the selling securityholders may offer. We will provide the specific terms of the securities offered in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, and any related free writing prospectus, as well as the documents incorporated or deemed to be incorporated by reference, before you invest in any of our securities. This prospectus may not be used to offer or sell any securities unless accompanied by the applicable prospectus supplement.

We or the selling securityholders may sell the securities independently or together with any other securities registered hereunder through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Our ADSs are listed on the Nasdaq Global Select Market under the symbol “OPRA.” On September 22, 2023, the closing price for our ADSs on Nasdaq was $12.95 per ADS.

As of September 22, 2023, the aggregate market value of the voting and non-voting common equity held by non-affiliates, computed by reference to the closing price for our ADSs on Nasdaq on September 22, 2023 at $6.475 per share, was approximately $233.1 million, based on 177,780,616 outstanding ordinary shares as of such date, of which 36,007,318 ordinary shares were held by non-affiliates. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell securities registered on this registration statement of which any prospectus supplement forms a part in a public primary offering with a value exceeding one-third of our outstanding voting and non-voting common equity held by non-affiliates (the “public float”) in any 12-month period so long as our public float remains below $75.0 million. During the 12 calendar months prior to and including the date of this prospectus, we have not sold any securities pursuant to General Instruction I.B.5 of Form F-3.

We are a “controlled company” as defined under the Nasdaq Stock Market Rules. Kunlun Tech Co., Ltd., our principal shareholder, holds more than 50% of the shareholder voting power of our outstanding share capital, and can exert substantial influence over matters such as electing directors and approving material mergers, acquisitions, strategic collaborations or other business combination transactions. For so long as we remain a controlled company as defined under that rule, we are exempt from, and our shareholders generally are not provided with the benefits of, some of the Nasdaq Stock Market corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in the Nasdaq rules, and the requirement that our compensation and corporate governance and nominating committees consist entirely of independent directors.

We are a “foreign private issuer” and we are currently an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements. Subject to any other conditions as prescribed in the Jumpstart Our Business Startups Act of 2012 or the JOBS Act, we will no longer be an “emerging growth company” as defined in the JOBS Act effect from the last day of the fiscal year ending December 31, 2023.

Investing in our securities involves risks. See the “Risk Factors” section contained in the applicable prospectus supplement, any related free writing prospectus and the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus, including any prospectus supplement and documents incorporated by reference. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 25, 2023

ABOUT THIS PROSPECTUS

You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•	“ADSs” refer to American depositary shares, each of which represents two ordinary shares;

•	“shares” or “ordinary shares” refer to our ordinary shares, par value US$0.0001 per share;

•	“US$,” “U.S. Dollars,” “$” and “dollars” refer to the legal currency of the United States; and

•

“we,” “us,” “our company,” “the Group,” “our group,” “our” or “Opera” refers to Opera Limited, an exempt company incorporated under the laws of the Cayman Islands with limited liability that is the holding company of our group.

This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process permitted under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell our shares, debt securities and warrants or any combination of any of the foregoing having an aggregate initial offering price of up to US$300,000,000 from time to time in one or more offerings and the selling securityholders referred to in this prospectus and identified in supplements to this prospectus may sell up to an aggregate amount of 141,773,298 ordinary shares or equivalent ADSs in one or more offerings on a continuous or delayed basis. This prospectus only provides you with a summary description of these securities. Each time we sell the securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any of the securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from, among other things, the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

This prospectus and any prospectus supplement are part of a registration statement we have filed with the SEC. This prospectus and any prospectus supplement omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus and any prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

Our website address is www.opera.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2022 filed with the SEC on April 20, 2023, or the 2022 Annual Report; and

•

with respect to each offering of the securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering by means of this prospectus.

Our 2022 Annual Report contains a description of our business and audited consolidated financial statements with a report by an independent registered public accounting firm. The consolidated financial statements are prepared and presented in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, or IFRS.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Opera Norway

Attn: Matthew Wolfson

Vitaminveien 4, 0485 Oslo, Norway

investor-relations@opera.com

+47 2369-2400

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement, and the information incorporated by reference herein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Sections of this prospectus and any prospectus supplement (including statements incorporated by reference herein) entitled “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” among others, discuss factors which could adversely impact our business and financial performance.

In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

•	our goals and strategies;

•	our expected development and launch, and market acceptance, of our products and services;

•	our future business development, financial condition and results of operations;

•	the expected growth in, and market size of, the global internet industry;

•	expected changes in our revenue, costs or expenditures;

•	our expectations regarding demand for and market acceptance of our brand, platforms and services;

•	our expectations regarding growth in our user base and level of engagement;

•	our ability to attract, retain and monetize users;

•	our ability to continue to develop new technologies and/or upgrade our existing technologies;

•	growth of and trends of competition in our industry;

•	government policies and regulations relating to our industry and the geographic markets in which we have business operations; and

•	general economic and business conditions in the markets we have businesses.

The forward-looking statements made in this prospectus or any prospectus supplement, or the information incorporated by reference herein relate only to events or information as of the date on which the statements are made in such document. Except as required by U.S. federal securities law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and any prospectus supplement, and the information incorporated by reference herein, along with any exhibits thereto, completely and with the understanding that our actual future results may be materially different from what we expect. Other sections of this prospectus, prospectus supplement and the documents incorporated by reference herein include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus and any prospectus supplement, and the information incorporated by reference herein may also contain estimates, projections and statistical data that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable. However, the statistical data and estimates in these publications and reports are based on a number of assumptions and if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. In addition, due to the rapidly evolving nature of the online content consumption, digital advertising and e-commerce industries, projections or estimates about our business and financial prospects involve significant risks and uncertainties.

OUR COMPANY

Overview

Opera is a leading global internet brand with a large, engaged and growing base reaching over 324 million average monthly active users in 2022. Building on over 27 years of innovation, starting with our browser products, we are increasingly leveraging our brand as well as our massive and engaged user base in order to expand our offerings and our business. Today, we offer users around the globe a range of products and services that include a variety of PC and mobile browsers, our Opera gaming portals and development tools, our Opera news content recommendation products, our audience extension product (namely the Opera Ads platform) and a number of Web3 and e-commerce products and services.

Our principal executive offices are located at Vitaminveien 4, 0485 Oslo, Norway. Our telephone number at this address is +47 2369-2400.

RECENT DEVELOPMENTS

Management’s Discussion & Analysis of Financial Condition and Results of Operation

Results of Operations

The following table sets forth a summary, for the periods indicated, of our consolidated results of operations. The summary consolidated results of operations for the six months ended June 30, 2022 and 2023 have been derived from our unaudited condensed interim consolidated financial statements included elsewhere in this prospectus. This information should be read together with the financial statements and related notes. Our historical results presented below are not necessarily indicative of the results that may be expected for any future period.

Subsequent to the announcement of our second quarter and first half results on August 24, 2023, we have obtained new information on the likelihood of future tax payment deductions relating to share-based remuneration expenses both in the current and previous periods. This resulted in the recognition of a deferred tax asset of $5.4 million as of June 30, 2023, in the condensed interim financial consolidated statements included elsewhere in this prospectus. Because the amount of future tax deductions exceeds the amount of related cumulative share-based remuneration expenses, $2.2 million of the deferred tax associated with the excess was recognized against equity. The remaining tax benefit of $3.2 million was recognized as a reduction of the income tax expense.

	Six months ended June 30,
(in thousands)	2022	2023
Revenue	$149,417	$181,185
Other operating income	242	180
Operating expenses:
Technology and platform fees	(2,284)	(1,956)
Content cost	(2,103)	(1,983)
Cost of inventory sold	(15,504)	(35,523)
Personnel expenses, including share-based remuneration	(35,499)	(41,423)
Marketing and distribution expenses	(59,424)	(51,393)
Credit loss expense	(111)	(2,446)
Depreciation and amortization	(7,011)	(6,735)
Other operating expenses	(13,933)	(13,422)
Total operating expenses	(135,869)	(154,880)
Operating profit	13,790	26,485
Share of net loss of equity-accounted investees	(6)	-
Net finance income (expense):
Finance income	2,437	6,723
Finance expense	(26,496)	(453)
Net foreign exchange gain (loss)	(648)	676
Net finance income (loss)	(24,707)	6,946
Net income (loss) before income taxes	(10,922)	33,431
Income tax (expense) benefit	(4,350)	(1,239)
Net income (loss)	$(15,271)	$32,192

Six Months Ended June 30, 2023, Compared to Six Months Ended June 30, 2022

Revenue increased to $181.2 million in the six months ended June 30, 2023, from $149.4 million in the same period in 2022, representing an increase of 21%.

•

Advertising revenue was $102.3 million in the first half of 2023, marking a 26% increase from the $81.5 million reported for the same period in 2022. Our advertising revenue growth has been fueled by the Opera Ads audience extension platform, as well as ongoing monetization growth for mobile and GX browsers.

•

Search revenue reached $76.6 million in the first half of 2023, marking a 17% increase from the $65.8 million recorded during the same period in 2022. Our search revenue growth follows our focus on cultivating user engagement with the highest monetization potential in developed markets.

•	Technology licensing and other revenue was $2.2 million, relatively flat compared to $2.1 million during the first half of 2022.

Operating expenses were $154.9 million in the six months ended June 30, 2023, up 14% from $135.9 million in the same period in 2022.

•	Technology and platform fees were $2.0 million in the first half of 2023, compared to $2.3 million in the first half of 2022, representing a decrease of 14%.

•	Content cost was $2.0 million in the first half of 2023, compared to $2.1 million in the first half of 2022, representing a decrease of 6%.

•

Cost of inventory sold was $35.5 million in the first half of 2023, compared to $15.5 million in the first half of 2022, representing an increase of 129%. The increase follows our successful scaling of the Opera Ads audience extension platform, as well as certain collaborations where we advertise on third party properties relating to our mobile browsers in emerging markets.

•

Personnel expenses, including share-based remuneration, were $41.4 million in the first half of 2023, compared to $35.5 million in the first half of 2022, representing an increase of 17%. This expense consisted of a cash-based compensation expense of $32.3 million, which, with an expense of $32.1 million in the first half of 2022, was flat year-over-year, and a share-based remuneration expense of $9.2 million, which was up from $3.4 million in the first half of 2022. Share-based remuneration expense includes Kunlun equity awards made by Kunlun to Opera employees, which represents an expense of $2.7 million in the first half of 2023 compared to zero in the same period in 2022. Opera does not have any obligation to settle the awards granted by Kunlun and such grants do not lead to dilution for Opera’s shareholders. The remaining increase of share-based remuneration expense was driven by new Opera grants issued during the first half of 2023, with vesting over 2023-2026.

•

Marketing and distribution expenses were $51.4 million in the first half of 2023, compared to $59.4 million in the first half of 2022, representing a decrease of 14%, primarily due to reduced marketing spend in lower monetizing markets and our plans to shift more marketing activities into the second half of 2023 following our mid-year product launches and updates.

•

Credit loss expense was $2.4 million in the first half of 2023, compared to $0.1 million in the first half of 2022, representing an increase of 2,104%, primarily due to one specific provision related to an ongoing payment dispute with a local advertiser in an emerging market.

•

Depreciation and amortization expenses were $6.7 million in the first half of 2023, compared to $7.0 million in the first half of 2022, representing a decrease of 4%. This decline can be attributed primarily to the scheduled retirement of hosting servers at the conclusion of their operational life cycle.

•

Other operating expenses were $13.4 million in the first half of 2023, compared to $13.9 million in the first half of 2022, representing a slight decrease of 4% as a result of reduced expenses within audit, legal and other advisory services as well as rent and other office expenses.

Operating profit for the six months ending June 30, 2023 stood at $26.5 million, reflecting an operating margin of 15%, as compared to $13.8 million with a 9% margin during the first half of 2022.

Net finance income was $6.9 million in the six months ended June 30, 2023, compared to net finance expense of $24.7 million in the first half of 2022. The volatility within finance items mainly arose from our former investment program in marketable securities, which was terminated in February 2023.

Income tax expense was $1.2 million in the six months ended June 30, 2023, compared to $4.4 million in the first half of 2022. The effective tax rate for the six months ended June 30, 2023 was 4%, compared to negative 40% for the six months ended June 30, 2022. The tax rate for the six months ended June 30, 2023 reflected the benefit from the recognition of deferred tax assets relating to share based remuneration expenses both in the current and previous periods where we have obtained new information on the likelihood of future tax payment deductions. The negative tax rate in the comparative period of 2022 was predominantly caused by the net loss from our former investment program, which was non-deductible for tax purposes.

Net income was $32.2 million in the six months ended June 30, 2023, compared to a net loss of $15.3 million in the first half of 2022.

Contribution by Segment

Our operating segments are based on our main categories of products and services, namely Browser and News and Other. The following tables presents contribution from these segments, which represents revenue from the segment, less the sum of (i) technology and platform fees, (ii) content cost, (iii) cost of inventory sold, (iv) marketing and distribution expenses, and (v) credit loss expense attributed to that segment.

Browser and News

	Six months ended June 30,
(in thousands)	2022	2023
Revenue from contracts with customers:
Advertising	$81,521	$102,303
Search	65,760	76,644
Technology licensing and other revenue	646	1,891
Total revenue	147,927	180,838
Direct expenses:
Technology and platform fees	(2,284)	(1,953)
Content cost	(2,103)	(1,983)
Cost of inventory sold	(15,504)	(35,523)
Marketing and distribution expenses	(59,238)	(51,387)
Credit loss expense	(114)	(2,441)
Total direct expenses	(79,242)	(93,288)
Contribution by segment	$68,685	$87,550

Browser and News contributed $87.6 million in the six months ended June 30, 2023, corresponding to 48% of segment revenue, compared to $68.7 million or 46% of segment revenue in the same period in 2022. The segment revenue increase of $32.9 million was partially offset by an increase in segment expenses of $14.0 million.

Other

	Six months ended June 30,
(in thousands)	2022	2023
Revenue from contracts with customers:
Advertising	$14	$45
Technology licensing and other revenue	1,476	303
Total revenue	1,490	347
Direct expenses:
Technology and platform fees	-	(2)
Marketing and distribution expenses	(187)	(5)
Credit loss expense	3	(5)
Total direct expenses	(184)	(13)
Contribution by segment	$1,306	$335

The Other segment, which mainly includes licensing of our proprietary technology and professional services, contributed $0.3 million in the six months ended June 30, 2023, or 97% of segment revenue, compared to $1.3 million or 88% of segment revenue in the same period in 2022.

Cash Flows and Working Capital

The following table sets forth a summary of our cash flows for the periods indicated:

	Six months ended June 30,
(in thousands)	2022	2023
Cash flows from operating activities:
Profit (loss) before income taxes	$(10,922)	$33,431
Adjustments to reconcile profit (loss) before income taxes to net cash flow:
Share-based payment expense	3,487	7,174
Depreciation and amortization	7,011	6,735
Share of net loss of equity-accounted investees	6	-
Net finance expense (income)	23,498	(6,946)
Other adjustments	(747)	209
Changes in working capital:
Change in trade and other receivables	(5,316)	2,385
Change in prepayments	550	(414)
Change in inventories	(699)	(349)
Change in trade and other payables	374	305
Change in deferred revenue	776	3,850
Change in other liabilities	(3,160)	(1,584)
Income taxes paid	230	(3,552)
Net cash flow from operating activities	15,088	41,244
Cash flows from investing activities:
Purchase of equipment	(2,593)	(537)
Development expenditure	(2,923)	(2,114)
Proceeds from sale of shares in associate	32,879	-
Net sale of listed equity instruments	7,044	23,414
Interest income received	33	1,433
Net cash flow from investing activities	34,441	22,194
Cash flows from financing activities:
Proceeds from exercise of share options	-	394
Acquisition of treasury shares	(9,868)	(2,464)
Dividends paid	-	(12,273)
Interests on loans and borrowings	(103)	(151)
Repayment of loans and borrowings	(184)	(158)
Payment of lease liabilities	(2,036)	(2,059)
Net cash flow used in financing activities	(12,192)	(16,711)
Net change in cash and cash equivalents	37,338	46,728
Cash and cash equivalents at beginning of period	102,876	52,414
Effect of exchange rate changes on cash and cash equivalents	(815)	(987)
Cash and cash equivalents at end of period	$139,400	$98,155

Operating Activities

Net cash provided by operating activities was $41.2 million in the first half of 2023, compared to $15.1 million in the first half of 2022. Operating profit of $26.5 million in the first half of 2023, adjusted for non-cash items such as depreciation, amortization and share-based payment of $14.1 million, contributed a total of $40.6 million, while changes in items of working capital such as trade receivables and payables contributed $4.2 million. Income taxes paid in the first half of 2023 amounted to $3.6 million.

Investing Activities

Net cash flow provided by investing activities was $22.2 million in the first half of 2023, compared to $34.4 million in the first half of 2022. Proceeds from the sale of marketable securities of $23.4 million was the primary source of cash from investing activities. Purchases of equipment and development expenditure amounted to $2.7 million, while interest income received on deposits with banks was $1.4 million.

Financing Activities

Net cash flow used in financing activities was $16.7 million in the first half of 2023, compared to $12.2 million in the first half of 2022, which was attributable to $12.3 million in cash dividends paid, $2.5 million used to repurchase ADSs and $2.4 million in payment of lease liabilities, loans and borrowings and interest on such liabilities.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the risk factors and uncertainties described under the heading “Item 3. Key Information—D. Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, and, if applicable, in any accompanying prospectus supplement before investing in any of the securities that may be offered or sold pursuant to this prospectus. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. See the sections of this prospectus entitled “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

OFFER STATISTICS AND EXPECTED TIMETABLE

We may from time to time, offer and sell any combination of the securities described in this prospectus (as may be detailed in a prospectus supplement) up to a total amount of US$300,000,000 in one or more offerings. The selling securityholders may sell from time to time pursuant to this prospectus up to 141,773,298 ordinary shares or equivalent ADSs. The securities offered under this prospectus may be offered separately, together, or in separate series, and in amounts, at prices, and on terms to be determined at the time of sale. See “Plan of Distribution.” We will keep the registration statement of which this prospectus is a part effective until such time as all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement.

CAPITALIZATION

Our capitalization will be set forth in the applicable prospectus supplement or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated by reference into this prospectus.

DILUTION

If required and as applicable, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

●	the net tangible book value per share of our equity securities before and after the offering;

●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement.

We will not receive any proceeds from the sale of any securities by the selling securityholders. The selling securityholders will receive all of the net proceeds from the sale of any securities offered by them under this prospectus. The selling securityholders will bear any underwriting discounts and commission and expenses incurred by them for brokerage, accounting, tax, legal services or any other expenses incurred by the selling securityholders in disposing of these securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Our memorandum and articles of association does not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our executive officers, directors and shareholders, be subject to arbitration.

Substantially all of our assets are located outside the United States. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and substantially all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

Cayman Islands

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or executive officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or executive officers that are predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a competent foreign court with jurisdiction to give the judgment, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final and conclusive, (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Norway

Wikborg Rein Advokatfirma AS, our counsel as to Norwegian law, has advised us that there is uncertainty as to whether courts in Norway will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors and officers under the securities laws of those jurisdictions or entertain actions in Norway against our directors and officers under the securities laws of other jurisdictions. The United States and Norway do not currently have a treaty providing for reciprocal recognition and enforcement of judgements (other than arbitral awards) in civil and commercial matters.

A final, non-appealable, conclusive and enforceable judgment issued by (i) a court of a member state of the Lugano Convention of 30 October 2007 or (ii) a court the respective parties in a particular civil matter have submitted in writing to the exclusive jurisdiction of, would be recognized and enforceable in the courts of Norway according to applicable procedures; subject to (a) the enforcement not being in conflict with decency, Norwegian mandatory law or public policy (“ordre public,”) (b) the judgment not concerning the constitution, dissolution of companies or other persons, or the validity of the resolutions of their decision-making bodies, or (c) any Norwegian debt settlement negotiations, bankruptcy, insolvency, liquidation, enforcement or similar proceedings.

In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in Norway.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

DESCRIPTION OF THE SECURITIES

We may issue, offer and sell from time to time, in one or more offerings, the following securities:

•	ordinary shares, including ordinary shares represented by ADSs;

•	preferred shares;

•	debt securities; and

•	warrants to purchase ordinary shares, preferred shares or ADSs.

In addition, selling securityholders named in this prospectus may from time to time, offer and sell up to 141,773,298 of our ordinary shares or equivalent ADSs in one or more offerings.

The following is a description of the terms and provisions of our shares, preferred shares, debt securities and warrants to purchase shares, preferred shares or debt securities. These summaries are not meant to be a complete description of each security. We will set forth in the applicable prospectus supplement a description of the preferred shares, warrants, and, in certain cases, the ordinary shares (including ordinary shares represented by ADSs) that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us, as applicable, will be contained in the prospectus supplement and other offering material relating to such offering. The supplement may also add, update or change information contained in this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our second amended and restated memorandum and articles of association, or the Second M&A and the Companies Act (As Revised) of the Cayman Islands, or Companies Act, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital consists of US$50,000 divided into 500,000,000 ordinary shares with a par value of US$0.0001 each. As of the date of this prospectus, there are 177,780,616 ordinary shares issued and outstanding.

The following are summaries of material provisions of our Second M&A and the Companies Act as they relate to the material terms of our ordinary shares.

Exempted Company

We are an exempted company incorporated with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary resident company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company is not required to open its register of members for inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue no par value, negotiable or bearer shares;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Ordinary Shares

General

All of our outstanding ordinary shares are fully paid and non-assessable. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Our Second M&A prohibit us from issuing bearer or negotiable shares. Our company will issue only non-negotiable shares in registered form, which will be issued when registered in our register of members.

Dividends

The holders of our ordinary shares are entitled to receive such dividends as may be declared by our board of directors subject to our Second M&A and the Companies Act. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States. No dividend may be declared and paid unless our directors determine that, immediately after the payment, we will be able to pay our debts as they fall due in the ordinary course of business and we have funds lawfully available for such purpose.

On June 13, 2023, our Board of Directors has adopted a recurring semi-annual cash dividend program with the first semi-annual dividend under the program being US$0.40 per ADS for holders of Opera’s ordinary shares as well as ADSs, each representing two ordinary shares. We intend to pay regular semi-annual dividends, with each payment subject to the approval of our Board of Directors. The form, frequency and amount of future dividends will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant.

Register of Members

Under Cayman Islands law, we must keep a register of members and there must be entered therein:

•

the names and addresses of our members, together with a statement of the shares held by each member (including the amount paid, or agreed to be considered as paid, on the shares of each member, confirmation of the number and category of shares held by each member, and confirmation of whether each relevant category of shares held by each member carries voting rights under our articles of association, and if so, whether such voting rights are conditional);

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, our register of members will be immediately updated to record and give effect to the issue of ordinary shares by us to Bank of New York Mellon, as the depositary (or its custodian or nominee). Once our register of members has been updated, the shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their name.

If the name of any person is, without sufficient cause, entered in or omitted from the register of members, or if default is made or unnecessary delay takes place in entering on the register the fact of any person having ceased to be a member, the person or member aggrieved or any member or the company itself may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Voting Rights

Holders of our ordinary shares have the right to receive notice of, attend, speak and vote at general meetings of our company. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 10% of all paid up voting share capital of our company. An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes cast in a general meeting. A special resolution requires the affirmative vote of no less than two-thirds of the votes cast in a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our Second M&A. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

General Meetings and Shareholder Proposals

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our Second M&A provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our directors. We, however, will hold an annual shareholders’ meeting within one year of the end of each fiscal year following listing, as required by the Listing Rules of the NASDAQ Stock Market.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put a proposal before a general meeting. However, our Second M&A allow two or more shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than ten percent (10%) of all votes attaching to all issued and outstanding shares of the Company that as at the date of the deposit carry the right to vote at general meetings of the Company to requisition a special meeting of the shareholders, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting. Our Second M&A, however, do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

A quorum required for a meeting of shareholders consists of one or more shareholders holding, in aggregate, not less than one-third of the votes attaching to all paid up share capital of our company present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Advance notice of at least seven calendar days is required for the convening of our annual general meeting and other shareholders’ meetings.

Transfer of Ordinary Shares

Subject to the restrictions in our Second M&A as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or

•	the ordinary shares transferred are free of any lien in favor of us.

If our directors refuse to register a transfer they are obligated to, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers of shares or of any class of shares may, after compliance with any notice requirement of the designated stock exchange, be suspended at such times and for such periods (not exceeding in the whole thirty (30) days in any year) as our board of directors may determine.

Issuance of Additional Shares

Our Second M&A authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares. Our Second M&A also authorize our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without further action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Liquidation

On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them. We are a “limited liability” company incorporated under the Companies Act, and under the Companies Act, the liability of our members is limited to the amount, if any, unpaid on the shares respectively held by them. Our Second M&A contain a declaration that the liability of our members is so limited.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least fourteen calendar days prior to the specified time and place of payment. The ordinary shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by a special resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders, or are otherwise authorized by our Second M&A. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares issued and outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

If at any time the share capital is divided into different classes of shares, the rights attached to any class of shares may, unless otherwise provided by the terms of issue of the shares of or the rights attaching to that class, be varied either with the unanimous written consent of the holders of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of our memorandum and articles of association, our register of mortgages and charges, and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information About Us.”

Changes in Capital

Our shareholders may from time to time by ordinary resolutions:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution prescribes;

•

consolidate and divide all or any of our share capital into shares of a larger amount than our existing convert all or any of its paid up shares into stock and reconvert the stock into paid up shares of any denomination;

•

sub-divide our existing shares, or any of them into shares of a smaller amount than that fixed by our Second M&A; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; and

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital and any capital redemption reserve in any manner authorized by law.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England, but does not follow recent English law statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to Delaware corporations and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertakings, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertakings, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the due majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected (within four months), the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, or a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff in any action or proceedings to be brought in respect of a wrong committed against us, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or a derivative action in the name of, a company to challenge the following acts in the following circumstances:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation.

A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore he or she owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit out of his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third-party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the English and commonwealth courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Under our Second M&A, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. Subject to Listing Rules of the NASDAQ Stock Market and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract, proposed contract, arrangement or transaction notwithstanding his interest.

Shareholder Action by Written Resolution

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our Second M&A provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Second M&A do not provide for cumulative voting.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Second M&A, directors can be removed by an ordinary resolution. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director; or (vi) is removed pursuant to our Second M&A.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date on which such person becomes an interested shareholder. An interested shareholder generally is one which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions entered into must be bona fide in the best interests of the company, for a proper corporate purpose and not with the effect of perpetrating a fraud on the minority shareholders.

Dissolution and Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. The Delaware General Corporation Law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors. Under the Companies Act, our company may be dissolved, liquidated or wound up by a special resolution, or by an ordinary resolution on the basis that our company is unable to pay its debts as they fall due.

Variation of Rights of Shares

If at any time, our share capital is divided into different classes of shares, under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Second M&A and as permitted by the Companies Act, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class either with the unanimous written consent of the holders of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As required by the Companies Act, our Second M&A may only be amended by a special resolution of our shareholders.

Inspection of Books and Records

Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of the memorandum and articles of association, the register of mortgages and charges, and any special resolutions passed by the shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. However, we intend to provide our shareholders with annual reports containing audited financial statements.

Anti-takeover Provisions

Some provisions of our Second M&A may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including a provision that authorizes our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Second M&A for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by foreign law or by our Second M&A on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our ordinary shares. In addition, there are no provisions in our Second M&A that require our company to disclose shareholder ownership above any particular ownership threshold.

DESCRIPTION OF ORDINARY SHARES

We may issue our ordinary shares either alone or underlying other securities convertible into or exercisable or exchangeable for our ordinary shares.

Holders of our ordinary shares are entitled to certain rights and subject to certain conditions as set forth in our Second M&A and the Companies Act. See “Description of Share Capital.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS represents two ordinary shares (or a right to receive two ordinary shares) deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS also represents any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs are administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. See “Where You Can Find More Information About Us” for directions on how to obtain copies of those documents.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash.   The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. Dollars, if it can do so on a reasonable basis and can transfer the U.S. Dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation” in our most recently filed annual report on Form 20-F for additional information. The depositary will distribute only whole U.S. Dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares.   The depositary may distribute additional ADSs  representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to Purchase Additional Shares.   If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions.   The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancelation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. See “Description of Share Capital” for more information on the voting rights of our ordinary shares underlying the ADSs. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares.

In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Our ADS holders are required to pay the following service fees to the depositary bank, the Bank of New York Mellon, and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of ADSs):

Persons depositing or withdrawing shares or ADS holders must pay:	For:
US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property Cancelation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

US$0.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

US$0.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable and facsimile transmissions (when expressly provided in the deposit agreement)

Converting foreign currency to U.S. Dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancelation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are canceled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•	we delist the ADSs from an exchange on which they were listed and do not list the ADSs on another exchange;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•

are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•

are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement, or for any;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•

the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary's compliance with the Securities Act of 1933 or the rules and regulations promulgated thereunder.

DESCRIPTION OF OUR PREFERRED SHARES

Our board of directors has the authority, without shareholder approval, to issue preferred shares in one or more series out of our authorized share capital. Our board of directors may establish the number of shares to be included in each such series and may set the designations, preferences, powers and other rights of the shares of a series of preferred shares. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, redemption voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. The preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of Opera Limited. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

As of the date of this document, there are no outstanding shares of preferred stock of any series. The material terms of any series of preferred shares that we offer, together with any material U.S. federal income tax considerations relating to such preferred shares, will be described in a prospectus supplement.

Holders of our preferred shares are entitled to certain rights and subject to certain conditions as set forth in our Second M&A and the Companies Act. See “Description of Share Capital.”

DESCRIPTION OF DEBT SECURITIES

We may issue series of debt securities, which may include debt securities exchangeable for or convertible into ordinary shares or preferred shares. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

The debt securities offered by this prospectus may be secured or unsecured, and may be senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered by this prospectus may be issued under an indenture between us and the trustee under the indenture. The indenture may be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended. We have summarized selected portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement on Form F-3, of which this prospectus is a part, and you should read the indenture for provisions that may be important to you.

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors’ resolution, an officers’ certificate and by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

We may issue any amount of debt securities under the indenture, which may be in one or more series with the same or different maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any related pricing supplement, relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount offered and the terms of the debt securities, including, among other things, the following:

●	the title of the debt securities;

●	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

●	any limit on the aggregate principal amount of the debt securities;

●	the date or dates on which we will repay the principal on the debt securities and the right, if any, to extend the maturity of the debt securities;

●

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will be payable and any regular record date for any interest payment date;

●

the place or places where the principal of, premium, and interest on the debt securities will be payable, and where the debt securities of the series that are convertible or exchangeable may be surrendered for conversion or exchange;

●

any obligation or right we have to redeem the debt securities pursuant to any sinking fund or analogous provisions or at the option of holders of the debt securities or at our option, and the terms and conditions upon which we are obligated to or may redeem the debt securities;

●

any obligation we have to repurchase the debt securities at the option of the holders of debt securities, the dates on which and the price or prices at which we will repurchase the debt securities and other detailed terms and provisions of these repurchase obligations;

●	the denominations in which the debt securities will be issued;

●	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

●	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

●	the currency of denomination of the debt securities;

●	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

●

if payments of principal of, premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

●

the manner in which the amounts of payment of principal of, premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

●	any provisions relating to any security provided for the debt securities;

●

any addition to or change in the events of default described in the indenture with respect to the debt securities and any change in the acceleration provisions described in the indenture with respect to the debt securities;

●	any addition to or change in the covenants described in the indenture with respect to the debt securities;

●	whether the debt securities will be senior or subordinated and any applicable subordination provisions;

●	a discussion of material income tax considerations applicable to the debt securities;

●	any other terms of the debt securities, which may modify any provisions of the indenture as it applies to that series; and

●	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that are exchangeable for and/or convertible into ordinary shares or preferred shares. The terms, if any, on which the debt securities may be exchanged and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for exchange or conversion, which can be mandatory, at the option of the holder or at our option, and the manner in which the number of ordinary shares, preferred shares or other securities to be received by the holders of debt securities would be calculated.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the U.S. federal income tax considerations, and other special considerations applicable to any of these debt securities in the applicable prospectus supplement. If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

We may issue debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, unless we otherwise specify in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue and offer warrants under the material terms and conditions described in this prospectus and any accompanying prospectus supplement. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

We may issue warrants to purchase our ordinary shares, preferred shares or debt securities. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Equity Warrants

Each equity warrant issued by us will entitle its holder to purchase the equity securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

The particular terms of the equity warrants, the equity warrant agreements relating to the equity warrants and the equity warrant certificates representing the equity warrants will be described in the applicable prospectus supplement, including, as applicable:

●	the title of the equity warrants;

●	the initial offering price;

●	the aggregate amount of equity warrants and the aggregate amount of equity securities purchasable upon exercise of the equity warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the amount of equity warrants issued with each equity security;

●	the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

●	if applicable, the minimum or maximum amount of the equity warrants that may be exercised at any one time;

●	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

●	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

●	anti-dilution provisions of the equity warrants, if any;

●	redemption or call provisions, if any, applicable to the equity warrants; and

●	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matters, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

Debt Warrants

Each debt warrant issued by us will entitle its holder to purchase the debt securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

●	the title of the debt warrants;

●	the initial offering price;

●	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	the title and terms of any related debt securities with which the debt warrants are issued and the amount of the debt warrants issued with each debt security;

●	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

●

the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

●	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

●	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

●	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

●	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

●	anti-dilution provisions of the debt warrants, if any;

●	redemption or call provisions, if any, applicable to the debt warrants; and

●	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indentures governing such debt securities.

SELLING SECURITYHOLDERS

The securities beneficially owned by the selling securityholders named below covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the ordinary shares including the ADSs representing these ordinary shares. The selling securityholders, however, make no representations that the ordinary shares or ADSs will be offered for sale. The table below presents information regarding the selling securityholders and the ordinary shares or ADSs that each may offer and sell from time to time under this prospectus.

The following table sets forth:

● the name of each selling securityholder as of the date of this prospectus;

● the number of securities beneficially owned by each selling securityholder prior to the sale of the securities covered by this prospectus;

● the number of securities that may be offered by each selling securityholder pursuant to this prospectus;

● the number of securities to be beneficially owned by each selling securityholder following the sale of any securities covered by this prospectus; and

● the percentage of securities to be owned by each selling securityholder before and after the sale of the securities covered by this prospectus.

All information with respect to ownership of the selling securityholders’ shares has been furnished by or on behalf of the selling securityholders and, unless otherwise indicated, is as of July 14, 2023. Based on information supplied by the selling securityholders, we believe that, except as may otherwise be indicated in the footnotes to the table below, the selling securityholders have sole voting and dispositive power with respect to the securities reported as beneficially owned by them.

Because the selling securityholders may sell, transfer or otherwise dispose of all, some or none of the securities covered by this prospectus, we cannot determine the number of such securities that will be sold, transferred or otherwise disposed of by the selling securityholders, or the amount or percentage of securities that will be held by the selling securityholders upon termination of any particular offering or sale, if any. The selling securityholders make no representations, however, that they will sell, transfer or otherwise dispose any securities in any particular offering or sale. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares or ADSs they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. Solely for purposes of the requirements applicable to the registration statement of which this prospectus forms a part, the following table assumes that the selling securityholders will sell all of the securities owned beneficially by them that are covered by this prospectus.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Securities Beneficially Owned prior to this Offering		Securities Being Registered		Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Ordinary Shares Beneficially Owned	Percentage(1)	Ordinary Shares Beneficially Owned	Percentage(1)	Ordinary Shares Beneficially Owned	Percentage
Kunlun Tech Limited (2)	128,020,286	72.0%	128,020,286	72.0%	—	—
Keeneyes Future Holding Inc. (3)	13,753,012	7.7%	13,753,012	7.7%	—	—

(1)	Based on 177,780,616 ordinary shares of the Company issued and outstanding as of September 22, 2023.

(2)

Represents 125,666,666 ordinary shares and 1,176,810 ADSs held by Kunlun Tech Limited, a limited liability company incorporated in Hong Kong. The equity interest of Kunlun Tech Limited is 68.03% owned by Kunlun Group Limited, a company incorporated in Hong Kong and wholly owned by Kunlun Tech Co., Ltd., and 31.97% owned directly by Kunlun Tech Co., Ltd., a company incorporated in the People’s Republic of China, in which Mr. Zhou is the controlling shareholder. As of the date of this prospectus, Mr. Zhou directly holds 11.9% of the equity interest and indirectly holds 15.6% of the equity interest of Kunlun Tech Co., Ltd. through Xinyu Yingrui Century Software R&D Center L.P., a limited partnership established in the People’s Republic of China, or Xinyu Yingrui, which is co-owned by Mr. Zhou and his ex-wife. Mr. Zhou, holds 54.8% of the equity interest of Xinyu Yingrui and, as the general partner, has sole decision making authority in terms of how the partnership exercises its ownership rights in Kunlun Tech Co., Ltd.

(3)

Represents 6,876,506 ADSs held by Keeneyes Future Holding Inc., an exempted company established in the Cayman Islands. Keeneyes Future Holding Inc.is wholly owned by Perfect Fortune Consultancy Limited, a company limited by shares incorporated in the British Virgin Islands. Perfect Fortune Consultancy Limited is controlled by The Prosperity Trust, with Trident Trust Company (HK) Limited as the trustee and Mr. Zhou as the settlor and beneficiary.

PLAN OF DISTRIBUTION

We and the selling securityholders may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

●	through agents;

●	to or through dealers or underwriters;

●	directly to purchasers;

●	in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise; or

●	through a combination of any of these methods of sale.

The prospectus supplement with respect to the securities may state or supplement the terms of the offering of the securities.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or the selling securityholders or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to prevailing market prices; or

●	at negotiated prices.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we or the selling securityholders will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We and the selling securityholders may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment. We and the selling securityholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those shares. The terms of any such sales will be described in the applicable prospectus supplement.

Offered securities may be sold at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the supplement relating to that offering. Unless otherwise specified in connection with a particular offering of securities, any such agent will be acting on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of offered securities, we and the selling securityholders may utilize the services of an entity through which it may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we or the selling securityholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise or the securities are offered by the selling securityholder, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we and the selling securityholders use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We, the selling securityholder, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we or the selling securityholders may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us, the selling securityholders or others (or, in the case of derivatives, securities received from us or the selling securityholders in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We or the selling securityholders may loan or pledge securities to a financial institution or other third parties that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

Conflicts of Interest

Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements and omissions in our offering documents. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in their ordinary course of business.

Except for securities issued upon a reopening of a previous series or the securities offered by the selling securities, each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a securities exchange. No assurance can be given that there will be a market for the offered securities.

LEGAL MATTERS

The validity of the debt securities and warrants offered by this prospectus, to the extent governed by the laws of the State of New York, will be passed upon for us by Milbank LLP, our special United States counsel. The validity of the shares and preferred shares, to the extent governed by Cayman Islands law, will be passed upon for us by Maples and Calder (Hong Kong) LLP, our legal counsel as to Cayman Islands law. Legal matters as to Norway law will be passed upon for us by Wikborg Rein Advokatfirma, our counsel as to Norway law.

EXPERTS

The consolidated financial statements of Opera Limited as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG AS, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Opera Limited

Consolidated Statement of Operations

(In thousands, except number of shares which are reflected in millions and per share amounts, unaudited)

		Six months ended June 30,
	Notes	2022	2023
Revenue	2	$149,417	$181,185
Other operating income		242	180
Operating expenses:
Technology and platform fees	2	(2,284)	(1,956)
Content cost	2	(2,103)	(1,983)
Cost of inventory sold	2	(15,504)	(35,523)
Personnel expenses, including share-based remuneration	3	(35,499)	(41,423)
Marketing and distribution expenses	2	(59,424)	(51,393)
Credit loss expense	2	(111)	(2,446)
Depreciation and amortization		(7,011)	(6,735)
Other operating expenses	4	(13,933)	(13,422)
Total operating expenses		(135,869)	(154,880)
Operating profit		13,790	26,485
Share of net loss of equity-accounted investees		(6)	-
Net finance income (expense):
Finance income	6	2,437	6,723
Finance expense	6	(26,496)	(453)
Foreign exchange gain (loss)		(648)	676
Net finance income (expense)		(24,707)	6,946
Profit (loss) before income taxes		(10,922)	33,431
Income tax expense	5	(4,350)	(1,239)
Net income (loss) attributable to owners of the parent		$(15,271)	$32,192

Weighted-average number of shares outstanding:
Basic, ADS equivalent		115.28	89.84
Diluted, ADS equivalent		115.28	91.20
Basic, ordinary shares		230.56	179.68
Diluted, ordinary shares		230.56	182.41

Earnings per ADS and per ordinary share:
Basic earnings per ADS		$(0.13)	$0.36
Diluted earnings per ADS		$(0.13)	$0.35
Basic earnings per ordinary share		$(0.07)	$0.18
Diluted earnings per ordinary share		$(0.07)	$0.18

The accompanying notes are an integral part of this financial statement.

Opera Limited

Consolidated Statement of Comprehensive Income

(In thousands, unaudited)

	Six months ended June 30,
	2022	2023
Net income (loss)	$(15,271)	$32,192
Other comprehensive income (loss):
Items that may be reclassified to the Statement of Operations in subsequent periods (net of tax):
Exchange differences on translation of foreign operations	(2,841)	(1,167)
Reclassification of share of other comprehensive loss of equity-accounted investees	708	-
Total other comprehensive loss	(2,133)	(1,167)
Total comprehensive income (loss) attributable to owners of the parent	$(17,403)	$31,025

The accompanying notes are an integral part of this financial statement.

Opera Limited

Consolidated Statement of Financial Position

(In thousands, unaudited)

	Notes	As of December 31, 2022	As of June 30, 2023
Assets:
Property and equipment		$14,623	$13,852
Intangible assets		99,983	98,781
Goodwill		429,445	429,836
Non-current receivables from sale of investments	6	76,305	7,545
Non-current investments and financial assets		2,643	2,589
Deferred tax assets		1,473	2,783
Total non-current assets		624,473	555,387

Trade receivables		57,923	55,270
Current receivables from sale of investments	6	56,347	24,545
Other current receivables		17,247	4,869
Prepayments		3,932	8,245
Marketable securities	6	66,250	-
Cash and cash equivalents		52,414	98,155
Total cash, cash equivalents, and marketable securities		118,664	98,155
Assets held for sale	6	86,100	163,462
Total current assets		340,213	354,546
Total assets		$964,686	$909,933

Equity:
Share capital		$18	$18
Other paid in capital		824,832	824,832
Treasury shares	8	(206,514)	(208,584)
Retained earnings	8	273,262	210,134
Foreign currency translation reserve		(3,385)	(4,553)
Total equity attributable to owners of the parent		888,213	821,847

Liabilities:
Non-current lease liabilities and other loans		4,723	5,273
Deferred tax liabilities		7,352	243
Other non-current liabilities		68	59
Total non-current liabilities		12,143	5,575

Trade and other payables		46,937	47,242
Deferred revenue		995	4,845
Dividends payable	8	-	10,832
Current lease liabilities and other loans		3,112	2,787
Income tax payable		1,133	6,228
Other current liabilities		12,152	10,578
Total current liabilities		64,330	82,511
Total liabilities		76,472	88,086
Total equity and liabilities		$964,686	$909,933

The accompanying notes are an integral part of this financial statement.

Opera Limited

Consolidated Statement of Changes in Equity

(In thousands, except number of shares, unaudited)

For the six months ended June 30, 2022:

		Number of shares outstanding		Equity attributable to owners of the parent
	Notes	Ordinary shares	ADS equivalent (1)	Share capital	Other paid in capital	Treasury shares	Retained earnings	Foreign currency translation reserve	Total equity
As of January 1, 2022		230,291,732	115,145,866	$24	$824,832	$(60,453)	$249,155	$(520)	$1,013,039
Net loss		-	-	-	-	-	(15,271)	-	(15,271)
Other comprehensive loss		-	-	-	-	-	-	(2,133)	(2,133)
Share-based remuneration		-	-	-	-	-	3,487	-	3,487
Issuance of shares upon exercise of RSUs and options		1,597,500	798,750	-	-	-	-	-	-
Acquisition of treasury shares		(3,649,220)	(1,824,610)	(6)	-	(9,862)	-	-	(9,868)
As of June 30, 2022		228,240,012	114,120,006	$18	$824,832	$(70,315)	$237,371	$(2,653)	$989,254

For the six months ended June 30, 2023:

		Number of shares outstanding		Equity attributable to owners of the parent
	Notes	Ordinary shares	ADS equivalent (1)	Share capital	Other paid in capital	Treasury shares	Retained earnings	Foreign currency translation reserve	Total equity
As of January 1, 2023		178,430,242	89,215,121	$18	$824,832	$(206,514)	$273,262	$(3,385)	$888,213
Net income		-	-	-	-	-	32,192	-	32,192
Other comprehensive loss		-	-	-	-	-	-	(1,167)	(1,167)
Share-based remuneration, net of tax	3	-	-	-	-	-	11,901	-	11,901
Issuance of shares upon exercise of RSUs and options	3	2,137,018	1,068,509	-	-	394	-	-	394
Dividends	8	-	-	-	-	-	(107,222)	-	(107,222)
Acquisition of treasury shares	8	(740,324)	(370,162)	-	-	(2,464)	-	-	(2,464)
As of June 30, 2023		179,826,936	89,913,468	$18	$824,832	$(208,584)	$210,134	$(4,553)	$821,847

(1)	Opera Limited has American depositary shares (ADSs) listed on the Nasdaq Global Select Market, each representing two ordinary shares in the company.

The accompanying notes are an integral part of this financial statement.

Opera Limited

Consolidated Statement of Cash Flows

(In thousands, unaudited)

		Six months ended June 30,
	Notes	2022	2023
Cash flows from operating activities:
Profit (loss) before income taxes		$(10,922)	$33,431
Adjustments to reconcile profit (loss) before income taxes to net cash flows:
Share-based payment expense	3	3,487	7,174
Depreciation and amortization		7,011	6,735
Share of net loss of equity-accounted investees		6	-
Net finance expense (income)		23,498	(6,946)
Other adjustments		(747)	209
Changes in working capital:
Change in trade and other receivables		(5,316)	2,385
Change in prepayments		550	(414)
Change in inventories		(699)	(349)
Change in trade and other payables		374	305
Change in deferred revenue		776	3,850
Change in other liabilities		(3,160)	(1,584)
Income taxes (paid) received		230	(3,552)
Net cash flow from operating activities		15,088	41,244
Cash flows from investing activities:
Purchase of equipment		(2,593)	(537)
Development expenditure		(2,923)	(2,114)
Proceeds from sale of shares in associate		32,879	-
Net sale of listed equity instruments	6	7,044	23,414
Interest income received		33	1,433
Net cash flow from investing activities		34,441	22,194
Cash flows from financing activities:
Proceeds from exercise of share options	3	-	394
Acquisition of treasury shares	8	(9,868)	(2,464)
Dividends paid	8	-	(12,273)
Interests on loans and borrowings		(103)	(151)
Repayment of loans and borrowings		(184)	(158)
Payment of lease liabilities		(2,036)	(2,059)
Net cash flow used in financing activities		(12,192)	(16,711)
Net change in cash and cash equivalents		37,338	46,728
Cash and cash equivalents at beginning of period		102,876	52,414
Effect of exchange rate changes on cash and cash equivalents		(815)	(987)
Cash and cash equivalents at end of period		$139,400	$98,155

The accompanying notes are an integral part of this financial statement.

Opera Limited

Notes to the Condensed Interim Consolidated Financial Statements

(Unaudited)

Note 1.	Corporate Information and Basis of Preparation

Principal Activities and Organization

Opera is a leading global internet brand with an engaged user base. Building on over 20 years of innovation, starting with its browser products, Opera is increasingly leveraging its brand and user base to expand its offerings and its business. Opera offers a range of products and services that include PC and mobile browsers, gaming portals and game development tools, and Opera News content recommendation products. Opera generates revenue primarily when users of the browsers make searches using the integrated search and address bar, and from advertising on Opera’s properties and properties of Opera network partners.

Opera Limited (the Company or the Parent), with its office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1- 1104, Cayman Islands, is an exempted company under the laws of the Cayman Islands. The address of the principal executive office is Vitaminveien 4, 0485 Oslo, Norway. Opera Limited has American depositary shares (ADSs) listed on the Nasdaq Global Select Market, trading under the OPRA ticker symbol.

Basis of Preparation

The condensed interim consolidated financial statements of Opera Limited and its subsidiaries (collectively Opera) have been prepared in accordance with IAS 34 Interim Financial Reporting. The condensed interim consolidated financial statements do not include all the information and disclosures required in the annual financial statements and should be read in conjunction with Opera’s annual consolidated financial statements for the year ended December 31, 2022. The board of directors of the Company authorized the condensed interim consolidated financial statements for issue on September 25, 2023.

The accounting policies applied in the preparation of these condensed interim consolidated financial statements are consistent with those applied in the preparation of the annual consolidated financial statements for the year ended December 31, 2022. Certain amendments to IFRS apply for the first time in 2023, but these did not have any impact on the condensed interim consolidated financial statements. Except for the amendments to IFRS 10 and IAS 28 for sales or contributions of assets between an investor and its associate or joint venture, Opera has not early adopted standards, interpretations or amendments that have been issued but are not yet effective.

The condensed interim consolidated financial statements have been prepared on a historical cost basis, except for investments in ordinary and preferred shares in OPay and ordinary shares in Fjord Bank, which are measured at fair value.

The condensed interim consolidated financial statements are presented in U.S. dollars and all amounts are rounded to the nearest thousand except when otherwise indicated. Rounding differences may occur.

The preparation of financial statements requires the use of accounting estimates which, by definition, will seldom equal the actual results. Management also needs to exercise judgment in applying Opera’s accounting policies. The significant judgments made by management in applying Opera’s accounting policies and the key sources of estimation uncertainty were the same as those described in the last annual consolidated financial statements.

Note 2.	Segment and Revenue Information

The table below specifies the contribution from the Browser and News segment (in thousands):

	Six months ended June 30,
	2022	2023
Revenue from contracts with customers:
Advertising	$81,521	$102,303
Search	65,760	76,644
Technology licensing and other revenue	646	1,891
Total revenue	147,927	180,838
Direct expenses:
Technology and platform fees	(2,284)	(1,953)
Content cost	(2,103)	(1,983)
Cost of inventory sold	(15,504)	(35,523)
Marketing and distribution expenses	(59,238)	(51,387)
Credit loss expense	(114)	(2,441)
Total direct expenses	(79,242)	(93,288)
Contribution by segment	$68,685	$87,550

The table below specifies the contribution from the Other segment (in thousands):

	Six months ended June 30,
	2022	2023
Revenue from contracts with customers:
Advertising	$14	$45
Technology licensing and other revenue	1,476	303
Total revenue	1,490	347
Direct expenses:
Technology and platform fees	-	(2)
Marketing and distribution expenses	(187)	(5)
Credit loss expense	3	(5)
Total direct expenses	(184)	(13)
Contribution by segment	$1,306	$335

The table below reconciles the segment profit to profit before income taxes (in thousands):

	Six months ended June 30,
	2022	2023
Contribution by segments	$69,991	$87,885
Other operating income	242	180
Personnel expenses, including share-based remuneration	(35,499)	(41,423)
Depreciation and amortization	(7,011)	(6,735)
Other operating expenses	(13,933)	(13,422)
Share of net loss of equity-accounted investees	(6)	-
Finance income	2,437	6,723
Finance expenses	(26,496)	(453)
Foreign exchange gain (loss)	(648)	676
Profit (loss) before income taxes	$(10,922)	$33,431

Note 3.	Personnel Expenses, Including Share-based Remuneration

The table below specifies the amounts of personnel expenses including share-based remuneration (in thousands):

	Six months ended June 30,
	2022	2023
Personnel expenses, excluding share-based remuneration	$32,140	$32,260
Share-based remuneration, including related social security costs (1)	3,359	9,163
Total personnel expenses, including share-based remuneration	$35,499	$41,423

(1) Share-based remuneration expense related to awards granted by Kunlun to employees of Opera was nil and $2.7 million for the six months ended June 30, 2022 and 2023, respectively.

Share-based Remuneration

On February 27, 2023, Opera awarded 777,159 RSUs under its existing share incentive plan. The awards are scheduled to vest over 2023-2026. Also, because of the dividends declared by Opera during the first half of 2023, as described in Note 8, non-exercised RSUs were adjusted with the dividend yields, resulting in the number of outstanding RSUs increasing by 257,551.

Subsequent to February 27, 2023, a total of 997,288 ADSs were delivered to employees of Opera following the exercise of RSUs that had vested earlier in the year, and another 11,221 ADSs were exercised and delivered later in the period.

Kunlun, the ultimate parent of Opera, has enrolled certain employees of Opera in its share incentive plan under which these employees have received equity grants issued by Kunlun as compensation for services they provide to Opera. Opera does not have any obligation to settle the awards granted by Kunlun and such grants do not lead to dilution for Opera’s shareholders. Still, similar to grants awarded under Opera’s share incentive plan, grants from Kunlun to employees of Opera are accounted for as equity-settled share-based payments in these condensed interim consolidated financial statements.

All counts of RSUs, options and per-unit values related to Opera’s share incentive plan, as disclosed in these condensed interim consolidated financial statements, are converted to ADS equivalent units, while all counts of RSUs and per-unit values related to Kunlun’s share incentive plan are expressed in units of shares in Kunlun.

The following table specifies the movements in the number of RSUs and options outstanding in the period from January 1, 2023, until June 30, 2023:

	Opera: RSUs		Opera: Options		Kunlun awards (1)
	Number of RSUs	Weighted average grant date fair value	Number of options	Weighted average grant date fair value	Number of RSUs	Weighted average grant date fair value
Outstanding as of January 1, 2023	1,785,275	$9.90	100,000	$3.40	2,925,000	$1.22
Regular grants during the period	777,159	$7.24	-	-	6,200,000	$1.96
Dividend adjustment grants during the period	257,551	-	-	-	-	-
Forfeited during the period	(13,466)	$9.16	-	-	(150,000)	$1.16
Exercised during the period	(1,008,509)	$8.37	(60,000)	$1.92	(832,500)	$1.08
Outstanding as of June 30, 2023	1,798,010	$8.19	40,000	$5.62	8,142,500	$1.78

(1) From the exercise of instruments granted by Kunlun, the employees will acquire shares of Kunlun Tech Co., Ltd., a company listed on the Shenzhen Stock Exchange.

As of June 30, 2023, the weighted average remaining vesting period for the RSUs and options outstanding under Opera’s share incentive plan was 1.06 years, and for RSUs outstanding under Kunlun’s share incentive plan the weighted average remaining vesting period was 1.58 years (As of December 31, 2022: 0.87 years and 1.17 years for Opera’s and Kunlun’s grants, respectively).

The fair value of RSUs granted by Opera was measured using a Monte Carlo simulation while the fair values of RSUs granted by Kunlun were measured using a Black-Scholes model. The table below specifies the inputs used for estimating the fair values of the awarded equity units:

	Opera 2023 RSU grants (3)	Kunlun 2023 RSU grants
Equity unit price valuation	$7.31	$3.39
Model Used	Monte Carlo	Black-Scholes
Expected Volatility (%) (1), (2)	65.64%	24.62%
Risk free interest rate (%) (1)	4.81%	2.12%
Duration of initial simulation period (years to longstop date)	2.85	NA
Duration of second simulation period with postponed exercise (years)	3.00	NA
Exercise price	$-	$1.50
Fair value at the measurement date	$7.24	$1.78

(1) Specified value is 3 years (modeled on yearly basis).

(2) Based on a defined peer group of comparable companies.

(3) Excluding dividend adjustment grants.

Note 4.	Other Operating Expenses

The table below specifies the nature of other operating expenses (in thousands):

	Six months ended June 30,
	2022	2023
Hosting	$4,526	$5,032
Audit, legal and other advisory services	4,491	3,237
Software license fees	964	1,467
Rent and other office expenses	1,891	1,226
Travel	572	870
Other expenses	1,490	1,589
Total other operating expenses	$13,933	$13,422

Note 5.	Income Tax

Income tax expense is recognized at an amount determined by multiplying the profit (loss) before tax for the interim reporting period by management’s best estimate of the weighted-average effective annual income tax rate expected for the full financial year. The estimated average annual tax rate used for the six months ended June 30, 2023, was 4%, compared to negative 40% for the six months ended June 30, 2022. The tax rate for the six months ended June 30, 2023 reflected the benefit from the recognition of deferred tax assets relating to share based remuneration expenses both in the current and previous periods where Opera has obtained new information on the likelihood of future tax payment deductions. The negative tax rate in the comparative period of 2022 was predominantly caused by the net loss on the investment portfolio discussed in Note 6, which was non-deductible for tax purposes.

Note 6.	Financial Assets and Financial Liabilities

The following table shows the carrying amounts of financial assets and financial liabilities (in thousands):

	As of December 31, 2022	As of June 30, 2023
Financial assets at amortized cost:
Receivables from sale of investments (1)	$56,347	$57,223
Trade receivables	57,923	55,270
Other receivables (2)	18,993	6,561
Total financial assets at amortized cost	133,263	119,055
Financial assets at fair value through profit or loss:
Receivables from sale of investments	76,278	-
Unlisted ordinary and preferred shares (3)	86,997	164,359
Listed equity securities	66,250	-
Total financial assets at fair value through profit or loss	229,525	164,359
Total financial assets	$362,788	$283,414
Financial liabilities at amortized cost:
Lease liabilities and other loans	$7,836	$8,060
Trade and other payables	46,937	47,242
Dividends payable (Note 8) (1)	-	35,965
Other financial liabilities	12,220	10,636
Total financial liabilities at amortized cost	66,992	101,904
Total financial liabilities	$66,992	$101,904

(1) In the Statement of Financial Position as of June 30, 2023, $25.1 million of the receivable due from Kunlun was offset against an equal amount of dividends payable.

(2) Other non-current receivables are presented as part of non-current investments and financial assets in the Statement of Financial Position while other current receivables are presented separately.

(3) As of June 30, 2023, Opera held investments in ordinary and preferred shares in OPay with a total carrying amount of $163.5 million, and ordinary shares in Fjord Bank with a carrying amount of $0.9 million. In the Statement of Financial Position as of June 30, 2023, the investment in OPay was classified and presented as held for sale while the investment in Fjord Bank was presented as part of non-current investments and financial assets.

Fair Values of Financial Instruments

There were no changes in Opera’s valuation processes, valuation techniques, and the types of inputs used in the fair value measurements during the period as compared to those applied in the annual consolidated financial statements for 2022. The fair values of cash and cash equivalents, trade and other receivables, trade and other payables, and other current liabilities approximate their carrying amounts largely due to the relatively short-term maturities of these instruments. For lease liabilities and other loans, the differences between the carrying amounts and fair values are not material. Details on the fair value measurements of the receivables from the sale of investments and the investment in OPay are outlined below.

Receivables from Sale of Investments

Receivable from sale of investment in Star X

In June 2023, Opera and Kunlun entered into an amendment to the share transfer agreement entered into in April 2022 under which Opera sold its shares in Star X to Kunlun in exchange for a fixed consideration of $83.5 million, plus interest, payable in three installments, the first of which was received by Opera in 2022. The amendment modified the payment terms. Specifically, dividends declared and payable to Kunlun’s holding of ordinary shares in Opera from the recurring cash dividend program adopted in June 2023, as described in Note 8, will be offset against the receivable until the receivable, including accrued interest, is settled. Of the dividend declared in June 2023, $25.1 million was payable to Kunlun’s holding of ordinary shares. Based on the contractual right and intention to offset, this amount of dividends payable was offset against the receivable in the Statement of Financial Position as of June 30, 2023.

While the receivable is measured at amortized cost in the Statement of Financial Position, its fair value is estimated for disclosure purposes. Based on a present value technique where contractual cash flows were discounted using a risk-adjusted discount rate incorporating the current yield on U.S. government bonds with maturities consistent with the maturity of the receivable, and a risk premium estimated based on the characteristics of the receivable and Kunlun, the estimated fair value of the receivable was $53.7 million as of June 30, 2023, which was $3.5 million lower than the carrying amount as of the same date. The risk-adjusted discount rate was estimated to be 6.2%, up from 5.7% as of year-end 2022 due to increases in the yields on U.S. government bonds. The fair value measurement incorporated significant unobservable inputs and is therefore categorized within level 3 of the fair value hierarchy.

Receivable from sale of investment in Nanobank

In February 2023, Nanobank sold the majority of its business in Asia to OPay in exchange for shares in OPay. In connection with this, Opera and the third-party buyer of Opera’s former ownership stake in Nanobank agreed to treat the transaction as a full sale of Nanobank, triggering an immediate settlement of Opera’s receivable in the form of the transfer 58,785,744 Series C preferred shares in OPay in lieu of quarterly cash installments through the second quarter of 2026. The settlement was based on the valuation applied in the transaction as well as an estimate for the value of Nanobank’s remaining business. Opera entered into a final share transfer agreement with the third-party buyer mirroring relevant provisions of the sales agreement between Nanobank and OPay, which includes certain financial targets for the Nanobank business acquired and a provision for the sellers to pro-rata return up to all Series C preferred shares received as consideration in the transaction, after 2024, if the cumulative financial performance over 2023 and 2024 falls short of such targets. The estimated fair value of the shares received was $77.4 million, which was inclusive of a 6% net reduction of value, equal to $4.9 million, to reflect various scenarios of impacts related to the provisions in the agreement. The fair value of the shares was $1.1 million higher than the carrying amount of the receivable as of December 31, 2022, resulting in the recognition of a gain on settlement of $1.1 million, which was recognized as part of finance income in the first half of 2023.

Investment in OPay

During the first half of 2023, Opera’s ownership interest in OPay increased from 6.44% to 9.47% as a result of the receipt of Series C preferred shares in the company under the share transfer agreement entered into in connection with the settlement of the receivable from Opera’s sale of shares in Nanobank, as described above.

The ordinary and preferred shares are measured at fair value through profit or loss using the probability-weighted expected return model ("PWERM"). Consistent with the fair value measurement as of year-end 2022, the PWERM as of June 30, 2023, incorporated a total of eight possible outcomes, including three variations each for initial public offering and private sale transactions, one scenario for dissolution and one for redemption. The future equity value of OPay was estimated under each outcome together with the timing and probability of the respective outcomes. Each class of shares was allocated its portion of the equity value based on the economic rights and benefits of the shares. The future outcomes were discounted using an estimated cost of equity of 19.5% (December 31, 2022: 18.9%). As OPay is a private company and its shares are illiquid, a discount for lack of marketability (“DLOM”) of 10% was applied in the fair value measurement, consistent with the DLOM used in the fair value measurement as of year-end 2022. Based on these inputs, the fair value of the shares in OPay was estimated to be unchanged from the fair value measurement as of December 31, 2022. The Series C preferred shares received during the first half of 2023 were recognized at their estimated fair value of $77.4 million. Because the fair value measurement incorporated significant unobservable inputs, it was classified as a level 3 measurement in the fair value hierarchy.

The shares in OPay are classified as held for sale based on a plan authorized by the board of directors of Opera Limited to pursue divestment to allow Opera to realize the values of the strategic investment and streamline Opera’s focus around its own core businesses.

Investment Program

Early in 2023 Opera terminated its investment program under which up to $70 million of Opera’s capital was set aside for investments in listed equity securities. The table below provides an overview of the gains and losses on the investment portfolio (in thousands):

	Six months ended June 30,
	2022	2023
Realized net gain (loss)	$(6,389)	$37,564
Change in unrealized net gain (loss)	(18,576)	(34,321)
Net gain (loss) on investment portfolio	$(24,966)	$3,243

The net gain on the investment portfolio in the six months ended June 30, 2023, was recognized in the Statement of Operations as finance income, while the net loss in the same six months of 2022 was recognized as finance expense.

Note 7.	Related Parties

On January 12, 2023, Opera entered into a share transfer agreement with Kunlun Tech Limited, a subsidiary of Kunlun, and Keeneyes Future Holding Inc., each a shareholder in Opera, for the sale of marketable securities, which Opera held as part of its investment program. The share transfer agreement granted Opera the right and obligation to sell a variable number of marketable securities on January 31, 2023, to be determined by Opera but subject to an upper limit, for a fixed price per security sold determined as the daily average closing price over the 15 trading days preceding the agreement. As such, Kunlun Tech Limited and Keeneyes Future Holding Inc. were exposed to both upside and downside market price risk as of the date of the agreement. The transaction closed with a sufficient number of securities sold to offset the dividends payable to Kunlun Tech Limited and Keeneyes Future Holding Inc., equal to a total consideration of $59.0 million determined based on the agreed price per security, as described above and in Note 8. At the date of closing, the market value of the shares based on their then-quoted price per share was $74.0 million. Consequently, during the month of January 2023 Opera recognized $15.5 million of fair value gain and a partially offsetting loss on disposal of $15.0 million. The net gain of $0.5 million on the shares sold was recognized as part of the net gain (loss) on the investment portfolio, as specified in Note 6.

Note 8.	Dividends and Share Repurchases

Dividends

On January 12, 2023, the board of directors of the Company declared a special cash dividend of $0.80 per ADS, or $0.40 per ordinary share, representing an aggregate dividend of $71.3 million. The dividends payable to Kunlun Tech Limited and Keeneyes Future Holding Inc., each a shareholder in Opera, were offset against the receivables due from these companies by the same amount, in total $59.0 million.

On June 13, 2023, the board of directors of the Company adopted a recurring semi-annual cash dividend program for holders of Opera’s ordinary shares as well as ADSs. The first semi-annual dividend under the program was $0.40 per ADS, representing an aggregate dividend of $36.0 million. The dividend payable on the ordinary shares held by Kunlun, totaling $25.1 million, was offset against Opera’s receivable due from Kunlun following the sale of Opera’s former ownership interest in Star X. Future dividend payments on Kunlun’s ordinary shares in Opera will also be offset until the Star X receivable is fully settled. While Opera intends to pay regular semi-annual dividends, each payment will require the approval of Opera’s board of directors, which will consider the form, frequency and amounts of future dividends based upon Opera’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other relevant factors.

Share Repurchases

In the six months ended June 30, 2023, Opera repurchased 370,162 ADSs for $2.5 million under the share repurchase program adopted on January 20, 2022. As of June 30, 2023, $30.2 million of the monetary buyback authorization remained unused.

Note 9.	Events After the Reporting Period

On July 12, 2023, the depository bank distributed the cash dividend declared on June 13, 2023, of $0.40 per ADS, or $10.8 million in total.

In the period from June 30, 2023 until and including September 22, 2023, Opera repurchased 1,023,160 ADSs for a total cost of $14.2 million under the share repurchase program outlined in Note 8.